S-1/A 1  forms1a .htm APPLIED MINERALS INC S1/A

S-1 1 forms1.htm APPLIED MINERALS INC. S 1

As filed with the Securities and Exchange Commission on March  31 , 2014
Registration No. 191532

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APPLIED MINERALS, INC.
(Name of small business issuer in its charter)

Delaware	1044	82-0096527
(State of jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

110 Greene Street, Suite 1101, New York, NY 10012
(212) 226-4265
(Address and telephone number of principal executive offices and principal place of business)

William Gleeson
General Counsel
Applied Minerals, Inc.
110 Greene Street – Suite 1101, New York, NY 10012
(212) 226-4251
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. o

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per	7,500,000(2)	$1.09	$8,175,000	$1052
Common Stock, $0.001 par value per	12,399,733(3)	$1.09	$13,515,708	1741
Total	19,899,733		27,359,626	2,959

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable on (a) the exercise of options or warrants or (b) on then already issued shares as a result of stock splits, stock dividends or similar transactions which occur during this continuous offering.

(2)	Represents the shares that are issuable on the conversion of 10% PIK-Election Convertible Notes due 2023 (“PIK Notes”) that were issued on August 2, 2013
(3)
Represents that maximum amount of shares that may be issued on conversion of PIK Notes (a) that may be issued as payment-in-kind interest on the PIK Notes referred to in footnote (2) and (b) that may be issued as interest on PIK Notes that will have been issued as payment-in-kind interest.  The maximum amount of shares assumes that all PIK Notes described in footnotes (2) and (3) are converted immediately prior to maturity in 2023.   Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will pay interest using Notes issued as payment-in-kind interest.

(4)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the high and low prices of our Common Stock, as reported on the OTCQB quotation service on September 30, 2013.

The prospectus contained in this registration statement is a combined prospectus relating to this registration statement and also to Registration Statement No. 333-179139, which is a registration statement on Form S-3.  Applied Minerals, Inc. is not currently eligible to use Form S-3 and is amending onto Form S-1 with respect to Registration Statement No. 333-179139.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS
APPLIED MINERALS, INC.

35,086,146 Shares of Common Stock and 5,000,000 Warrants

This prospectus relates to the offer and sale, from time to time, of the following

•
Up to 19,899,733 shares of our common stock with par value of $0.001 (“Common Stock ”) issuable on conversion of $10.5 million of 10% PIK-Election Convertible Notes due 2023 (“PIK Notes ”).   The interest rate on the PIK Notes is 10% per year and at the Company’s election, interest may be paid in cash or in PIK Notes (i.e., may be “paid in kind” or “PIK”ed).    7,500,000 shares are issuable on conversion of the   PIK Notes that were issued on  August 2, 2013 (the date of the initial issuance of PIK Notes) and 375,000 shares are issuable on conversion of PIK Notes that have been issued as interest.    If the Company issues additional PIK Notes in payment of interest, the number of shares to which this Prospectus relates will increase, and if the Company makes all the interest payments by issuing additional PIK Notes and all the PIK Notes (including all the PIK Notes issued as interest) remain outstanding until 2023, the additional shares issuable on conversion of the PIK Notes issued in payment of interest could increase the number of shares to which this Prospectus relates to 19,899,733 shares. Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will pay interest using Notes issued as payment-in-kind interest.

•	10,000,000 already outstanding shares of Common Stock issued on December 22, 2011.

•
The offer and sale by the holders of warrants ("Warrants") listed under the table "Warrants" in the "Selling Securityholders" section of up to 5,000,000 warrants (“Warrants”), each of which gives the holder the right to purchase 1.0372 shares of Common Stock at $1.9281per share (as the price and the number of shares may be adjusted from time to time under antidilution provisions).

•
The sale of up to 5,186,413 shares of our Common Stock issuable upon exercise of the Warrants (“Warrant Shares”), either by the holders of the Warrants to the extent that the Selling Securityholders exercise the Warrants or by us, to the extent the Warrants are not exercised by the Selling Securityholders before sale under this prospectus or otherwise.

The Common Stock, Warrants, and Warrant Shares are referred to collectively as the “Securities.”  The sellers referred to above as collectively referred to as the “Selling Securityholders.”

The term “Selling Securityholders ” includes the persons listed in the table under “Selling Securityholders ” and also donees, pledgees, transferees or other successors-in-interest selling Securities   or interests in Securities   received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.  The Selling Securityholders may sell all or any portion of their Securities in one or more transactions on any stock exchange, market or trading facility on which the shares are traded or in private, negotiated transactions.  Each Selling Securityholder will determine the prices at which the Selling Securityholder’s s e curities will be sold.  Although we will incur expenses in connection with the registration of the shares of Common Stock offered under this prospectus, we will not receive any proceeds from the sale of the shares of Common Stock by the Selling Securityholders .

Our Common Stock is quoted on the OTCQB under the symbol “AMNL.”  On  March 28 , 2014   , the closing bid quotation of our Common Stock was $   0. 71. There is no market for the Warrants and none is expected to develop. Our principal executive offices are located 110 Greene Street, Suite 1101, New York, NY 10012.  Our telephone number is (212) 226-4265.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should carefully read this entire prospectus and any amendments or supplements to this prospectus as well as material incorporated by reference into this prospectus before you make your investment decision.

The shares of Common Stock and the Warrants offered under this prospectus involve a high degree of risk.  See “Risk Factors” beginning at page 7 and the risk factors that are incorporated by reference in this prospectus from our filings made with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________, 2014

We have not authorized any person to give you any supplemental information or to make any representations for us.  You should not rely upon any information about our Company that is not contained in, or incorporated by reference into, this prospectus or a supplement thereto.  Information contained in this prospectus may become stale.  You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholders are offering to sell, and seeking offers to buy, shares of our Common Stock and Warrants only in jurisdictions where offers and sales are permitted.

Unless otherwise specified or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to Applied Minerals, Inc., a Delaware corporation, and its consolidated subsidiary.

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry.  Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions identify forward-looking statements.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

PROSPECTUS SUMMARY

You should read this summary in conjunction with the more detailed information and financial statements in this prospectus and any supplement thereto and/or incorporated by reference into this prospectus. This summary does not contain all of the information you should consider before investing in our securities.  You should read all of the information in this prospectus and any supplement thereto and incorporated in this prospectus carefully, especially the risks of investing in our securities (see “Risk Factors”) before making an investment decision.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms the “Company”, “we”, “us”, and “our” refer and relate to Applied Minerals, Inc.

Securities Being Offered
This prospectus relates to the offer and sale, from time to time, to the following

• up to 19,899,733 shares of our common stock with par value of $0.001 (“ Common Stock ”) issuable on conversion of $10.5 million of 10% PIK-Election Convertible Notes due 2023. The interest rate on the PIK Notes is 10% per year and at the Company’s election, interest may be paid in cash or in PIK Notes (i.e., may be “paid in kind” or “PIK”ed).  7,500,000 shares are issuable on conversion of the  PIK Notes that were issued on August 2, 2013 (the date of the initial issuance of PIK Notes) and 375,000 shares are issuable on conversion of PIK Notes that have been issued as interest .   If the Company issues additional PIK Notes in payment of interest, the number of shares to which this Prospectus relates will increase, and if the Company makes all the interest payments by issuing additional PIK Notes and all the PIK Notes (including all the PIK Notes issued as interest) remain outstanding until 2023, the additional shares issuable on conversion of the PIK Notes issued in payment of interest could increase the number of shares to which this Prospectus relates to 19,899,733 shares. Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will pay interest using Notes issued as payment-in-kind interest.

•   10,000,000 already outstanding shares of Common Stock issued on December 22, 2011.

•   The offer and sale by the holders of Warrants listed under the table "Warrants" in the selling "Securityholdrs" section of up to 5,000,000 Warrants, each of which gives the holder the right to purchase 1.0372 shares of Common Stock at $1.9281 per share (as the price and the number of shares may be adjusted from time to time under antidilution provisions).

•   The sale of up to 5,186,413 shares of our Common Stock issuable upon exercise of the Warrants (“Warrant Shares”), either by the holders of the Warrants to the extent that the Selling Securityholders exercise the Warrants or by us, to the extent the Warrants are not exercised by the Selling Securityholders before sale under this prospectus or otherwise.

The Common Stock, Warrants, and Warrant Shares are referred to collectively as the “Securities.”  The sellers referred to above as collectively referred to as the “Selling Securityholders.”

See “The Offering” and “Selling Securityholders .”

Antidilution Provisions
The PIK Notes and the Warrants contain antidilution provisions.

See “ Antidilution Provisions of the PIK Notes ” for a detailed description of the mechanics of the antidilution provisions of the PIK Notes.  See “Description of Warrants” for a detailed description of the antidilution provisions of the Warrants.

Use of Proceeds
The Company will receive none of the proceeds from the sale of the Common Stock or the Warrants by the Selling Securityholders .  The proceeds will go to the Selling Securityholders.  If the Selling Securityholders exercise the Warrants and sell the Warrant Shares, they will receive proceeds of the sale of Warrant Shares.

The Company will receive the proceeds of the exercise of the Warrants, whether exercised by the Selling Securityholders or persons who purchase Warrants offered pursuant to this prospectus.  There are 5,000,000 Warrants exercisable at $1.9281 per Warrant and the Company could receive up to $10 million for the exercise thereof.  However, only proceeds of exercises   pursuant to this prospectus will be proceeds of the offering under this prospectus.  The Company would use such proceeds for working capital.

See “Use of Proceeds.”

Plan of Distribution
The term “Selling Securityholders ” includes the persons listed in the Selling Securityholders table and also donees, pledgees, transferees or other successors-in-interest selling Securities or interests in Securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.  The Selling Securityholders may, from time to time, sell any or all of their Securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.   The Selling Securityholders may also engage in puts and calls and other transactions in our Securities or derivatives of our Securities and may sell or deliver the Securities in connection with these trades.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

See “Plan of Distribution.”

Business
The Company is an exploration-stage mining company that owns the Dragon Mine, located in Eureka, Utah.  The Dragon Mine contains halloysite clay and other clays and also iron ore, among other minerals.  There are also five waste piles at the Dragon Mine created by former owners and the clay minerals in waste piles may have potential for commercialization.

As of March 31 , 2014   , the Company has not classified the halloysite and other clay deposits at the Dragon Mine as a reserve according to Industry Guide No. 7 of the Securities and Exchange Commission.

As of March 31 , 2014 the Company is marketing its halloysite product to enhance the performance of a range of high-end commercial applications , many of which have not previously utilized halloysite.

The Company is also marketing its iron ore, but as of March 31 , 2014 has not classified the iron ore deposit as a reserve according to Industry Guide No. 7 of the Securities and Exchange Commission.

The Company has not yet begun to market the mineralization in the waste piles and as of March 31 , 2014   , has not classified that mineralization in the waste piles as a reserve according to Industry Guide No. 7 of the Securities and Exchange Commission.

As of March 31 , 2014 sales of halloysite and the iron ore have been minimal.

At December 31 , 2013 and December 31, 2012, the Company had accumulated deficits since management took over on January 1, 2009  of $ 41,812,476 and $28,748,950, respectively, in addition to unprofitable operations.  For the twelve months ended December 31, 2013 and 2012, the Company sustained net losses before discontinued operations of $ 13,063,526 and 9,732,399 , respectively ..    The Company's continuation as a going concern is contingent upon its ability to obtain additional financing and/or to generate revenue and cash flow to meet its obligations on a timely basis.  The Company has historically been unable to generate enough revenue and cash flow to fund its operating expenses and capital expenditures.

See “Business.”

Risk Factors
An investment in our Securities is very speculative and involves a high degree of risk. If you decide to buy our Securities, you should be able to afford a complete loss of your investment.

In order to meet operating expenses, the Company has had to raise funds from investors through the issuance of equity and convertible debt securities. If the Company is unable to fund its operations through the commercialization of the Dragon Mine, and/or the sale of equity, debt, or a combination of both, it may have to file bankruptcy.  The Company may have to seek additional financing and there is no assurance that it will be able to do so.

See “Risk Factors.”

Common Stock Rights
Holders of Common Stock are entitled to one vote per share. Holders of Common Stock have no cumulative voting rights in the election of directors.

Holders of Common Stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock or series Common Stock.

The Company has never paid a dividend and does not anticipate paying one in the future.

See “Description of Common Stock.”

Warrants
The Warrant is exercisable in whole or in part at an exercise price of $1.9281 for 1.0372 shares of Common Stock . The Warrants are exercisable immediately and expire five years after issuance, which was December 22, 2011.

Rights of Holders on Certain Events
In the event of a merger or similar transaction, voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the holders of the Warrants will be entitled to receive the same consideration as shareholders.

In the event of a Fundamental Transaction, the holders of the Warrants will have an option to require the Company to repurchase the Warrants, at a price equal to the product of (i) the number of Warrant Shares issuable upon exercise of the Warrant and (ii) the five day VWAP as of the fifth trading day immediately following public announcement of the Fundamental Transaction  less  the exercise price.

A Fundamental Transaction includes (a) a merger, or similar transaction in which the Company is not the survivor in such transaction or if the Company is the survivor, the holders of shares of Common Stock immediately prior to such transaction (including for this purpose any shares issuable upon exercise of the Warrants) represent less than 50% of the shares of Common Stock outstanding immediately following such transaction, and  (b) any sale of all or substantially all of the Company’s assets.

Adjustments to the Exercise Price of, and the Number of Shares Subject to, the Warrant
The number of shares issuable on the exercise of the Warrant and the exercise price will be adjusted to prevent dilution in the event of (i) any issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision, combination or reclassification of the outstanding shares of Common Stock into a greater or smaller number of shares, (ii) below market issuances; (iii) issuances below the then current market price; (iv) pro rate distributions of a dividend or distribution evidences of indebtedness ~~,~~  assets (including cash and cash dividends, or rights, warrants, options or other securities convertible into or exchangeable or exercisable for capital stock (other than Common Stock otherwise dealt with above); (v) the consummation of a self-tender offer or self-exchange offer for Common Stock, in which the cash and fair value of any other consideration included in the payment per share of Common Stock exceeds the market price.  The adjustments are “weighted-average” as opposed to “full ratchet” and are “narrow-based” (taking into account outstanding Common Stock) as opposed to “broad-based” (taking into account not only outstanding shares but also shares issuable pursuant to the exercise of options and warrants).  The adjustments in general to lower the exercise price and increase the number of shares to compensate for the dilutive effects of the several actions.

If any single action would require adjustment of the exercise price pursuant to more than one adjustment procedures set forth above, only one adjustment will be made and such adjustment will be the amount of adjustment that has the highest absolute value.

Call Option
The Company has the option acquire the Warrant, in whole or in part;  provided , that, the following conditions are met: (a) the VWAP for the 60 consecutive trading days immediately preceding the date on which the holder receives the call notice is in excess of $2.00 and (b) the closing market price of the Common Stock is in excess of $2.00 on the date immediately preceding the date on which the call notice is received.
For each part of this Warrant representing the right to acquire 1.0372 shares (as may be adjusted from time to time of Common Stock (each, a “Warrant Right”), the price to be paid in cash by the Company to the holder for each Warrant Right (the “Option Price”) will be equal to the difference between (a) the greater of (i) the market price on the date immediately preceding the date on which the holder receives the call notice and (ii) the VWAP for the 60 consecutive trading days immediately preceding the date on which the holder receives the call notice and (b) $2.00;  provided , that, under no circumstances will the Company acquire the Warrant Rights from the holder for less than $0. 10 per Warrant Right.
See “ Description of Warrants .”

Market for Our Common Stock	Our Common Stock is traded on the OTCQB. On March 28, 2014 , the closing market price on the OTCQB was $0.71 . See “Price Range of our Common Stock.”

Market for the Warrants	There is no established market for the Warrants and it is anticipated that none will develop.

 BUSINESS

Applied Minerals, Inc. (the “Company”) is an exploration-stage mining company that owns and operates the Dragon Mine in Eureka, Utah.  The mine has deposits of halloysite and other clays and iron oxide.  There are also waste piles of containing halloysite and other clays left by prior operators that are have potential commercial uses.  The Company’s products are marketed under the Dragonite™ name.

As of March 31 , 2014   , the Company has not classified the halloysite or other clay deposits at the Dragon Mine as a reserve according to Industry Guide No. 7 of the Securities and Exchange Commission.  As of March 31 , 2014   , the Company is marketing its halloysite product to enhance the performance of a range of high-end commercial applications many of which have not previously utilized halloysite.

The Company is also marketing its iron ore, but as of March 31 , 2014   , has not classified the iron ore deposit as a reserve according to Industry Guide No. 7 of the Securities and Exchange Commission.

The Company has not yet begun marketing the mineralization in the waste piles and as of March 31 , 2014   , has not classified that mineralization in the waste piles as a reserve according to Industry Guide No. 7 of the Securities and Exchange Commission.

As of March 31, 2014 sales of halloysite and the iron ore have been minimal.

At December 31 , 2013 and December 31, 2012, the Company had accumulated deficits since current management took over on January 1, 2009 of $41,812,476 and $28,748,950, respectively, in addition to unprofitable operations.    The Company's continuation as a going concern is contingent upon its ability to obtain additional financing and/or to generate revenue and cash flow to meet its obligations on a timely basis.  The Company has historically been unable to generate enough revenue and cash flow to fund its operating expenses and capital expenditures.

For a full description of our business, see the filings incorporated by reference into this prospectus and any information relating to our business in any supplement to this prospectus.

RISK FACTORS

AN INVESTMENT IN OUR SECURITIES IS VERY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS , ALONG WITH THE OTHER MATTERS REFERRED TO IN  OUR ANNUAL REPORT, ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BEFORE YOU DECIDE TO BUY OUR SECURITIES. IF YOU DECIDE TO BUY OUR SECURITIES, YOU SHOULD BE ABLE TO AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

Our business activities are subject to significant risks, including those described below . Every investor or potential investor in our securities should carefully consider these risks. If any of the described risks actually occurs, our business, financial position and results of operations could be materially adversely affected. Such risks are not the only ones we face and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business.

AN INVESTMENT IN OUR SECURITIES IS VERY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, ALONG WITH THE OTHER MATTERS REFERRED TO IN THIS ANNUAL REPORT, BEFORE YOU DECIDE TO BUY OUR SECURITIES. IF YOU DECIDE TO BUY OUR SECURITIES, YOU SHOULD BE ABLE TO AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

SPECIFIC RISKS APPLICABLE TO APPLIED MINERALS

FINANCIAL HISTORY

Losses.   We have experienced annual operating losses since our reactivation in September 1997.   For the year ended December 31, 2013 and 2012 , the Company sustained losses from continuing operations of $13,063,526 and $9,732,399 , respectively.

Accumulated Deficits. . At December 31, 2013 and 2012, the Company had accumulated deficits since current management took over on January 1, 2009 of $41,812,476 and $28,748,950, respectively, in addition to limited cash and unprofitable operations.

NO SIGNIFICANT SALES .

Since January 1, 2009 when current management took over, the Company has sold only $313,519 of clay and iron oxide and in 2013, the Company had sales of only $54,825.

RELIANCE OF EQUITY AND DEBT SALES TO FINANCE  OPERATIONS

The Company has had to rely mainly on the proceeds from the sale of stock and convertible debt to fund its operations.  If the Company is unable to fund its operations through the commercialization of its minerals at the Dragon Mine, there is no assurance that it will be able to raise funds through the sale of equity or debt.  If so, it may have to file bankruptcy.

SUCCESS IS DEPENDENT ON PENETRATING MARKETS

Obviously, in order for the Company to be successful, we must penetrate our target markets and achieve sales levels and generate sufficient cash flow to break even and to be a success we must do better than that.  As outlined below, there is uncertainty that we will be able to do so.

Many of the applications for which we are selling for our halloysite-based material are applications for which halloysite has not been used previously.  As a result, there are a number of special obstacles that we need to overcome to achieve sales in these markets.  It is necessary to convince manufacturers to change their manufacturing processes and substitute our halloysite-based material for the product they are currently using, and in some cases, to use our halloysite-based material where no product was used before.  The process beginning with introducing our halloysite-based material to manufactures and ending with the manufacturing using our production its products can encounter inertia, skepticism, and different corporate priorities; requires educating potential customers on the benefits of our material and how to use our material (how much to add, when to add, and so forth) and often requires working with potential customers to assure that the potential customers test the materials under proper conditions.  While we believe that our halloysite-based material often adds significant value, we can say two things about the process that ends with manufacturers using our halloysite-based material:  it can take a long time and there is no certainty that we will be able to convince enough manufacturers to use our halloysite-base material. Moreover, since our halloysite-based materials have not been used in large scale commercial production, there is an element of uncertainty as to whether it will demonstrate significant value in that context.

Other applications for which we are selling for our halloysite-based material are applications for which halloysite has been used previously.  Similarly, the applications for which we are selling our iron oxides are applications for which iron oxides have been used previously.  To penetrate these markets, we fact the difficulties encounters by any company trying to enter an established market competing against established players, all of whom are in better financial condition that we are and are already familiar to, and in many cases have relationships with, the potential customers, all of which can make such customers more attractive than us. While we believe that in many cases, our products are superior to those already in the market,  there is uncertainty that we will be able to penetrate those markets to a sufficient degree.

COMPETITION

Dragonite .

Currently there are no companies competing with us in any significant respect in connection with the sale of halloysite-based products (Dragonite) in the advanced applications target markets.  We do face competition in the whiteware markets from Imerys, a large French minerals company that owns the only other mine to produce significant tonnage of halloysite.   For our Dragonite to penetrate our target markets, we face significant competition as we compete against non-halloysite solutions sold by larger, more established companies.  The basis for competition is performance and price.

If we are successful in penetrating our target markets, we may face competition from operators of halloysite clay deposits in other locations around the world.  We believe that our Dragon Mine property is one of only two large-sized halloysite deposits in the world.  The other deposit is owned by Imerys.   It is our understanding that given the level of purity of the Imerys' halloysite, Imerys would face processing costs that we do not have to bear if it decided to compete in markets for advanced applications. There are a number of other smaller deposits of halloysite in the U.S. and other parts of the world, some of which produce halloysite commercially. Whether halloysite from any of these deposits will compete with our halloysite-based products, or the extent to which they can compete, is not known to us.

Iron Oxide

We expect to compete with companies that are much larger and better capitalized than we are.

Pigments .   There is significant competition within the iron oxide pigment market.    We will try to compete directly with synthetic iron oxide pigments in the coatings markets by selling our pigments at a lower price.  In other iron oxide pigment markets, there is very little product differentiation with competition focused primarily on price.

Technical and Other Markets .  There is significant competition in the technical markets based on performance and price.

Pricing

Because we have not yet penetrated any market on a continuing basis, we cannot predict whether we will be able to sell our products at the prices we predict or whether we will have to reduce the prices, perhaps substantially, to be able to make sales in significant amounts.

THE COMPANY’S SUCCESS DEPENDS ON OUR CEO

Andre Zeitoun is the President and CEO of Applied Minerals, Inc.  Mr. Zeitoun has played a critical role in leading the effort to commercialize our halloysite-based products, iron oxides and waste piles. If the Company loses the service of Mr. Zeitoun, there is no assurance that the Company would be able to attract and retain a qualified replacement.

OUR ASSETS AND OPERATIONS MAY BE ADVERSELY AFFECTED BY RISKS AND HAZARDS THAT MAY NOT BE FULLY COVERED BY INSURANCE.

We maintain insurance to protect against losses that may result from some of the risk of the mining business, such as property loss and business interruption, in amounts we believe to be reasonably consistent with industry practice and circumstances surrounding each identified risk. Such insurance, however, contains exclusions and limitations on coverage, particularly with respect to environmental liability and political risk. There can be no assurance that claims would be paid under such insurance policies in connection with a particular event. Insurance specific to environmental risks or to timber on our Idaho properties is generally either unavailable or, we believe, too expensive for us, and we therefore do not maintain environmental or timber insurance. Occurrence of events for which we are not insured may have an adverse effect on our business.

ESTIMATES OF MINERALIZED MATERIAL

The estimates of mineralized material included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 are estimates and are not guarantees that the tonnages or grades actually exist.  Estimation is an interpretive process based on available data and certain assumptions.  You are strongly cautioned not to put undue much reliance on estimate of mineralized material.  Moreover, estimates of mineralized material are not estimates of amounts that may be sold.  Estimates of mineralization are estimates of in situ amounts without taking into account mining losses (which would take into account the effects of a final mine plan) and processing losses. The estimation of mineralized material involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves.  Investors ae cautioned not to assume that mineralized material will be converted into reserves.

COMMON STOCK:  MARKET, PRICING AND VOLATILITY

Our common stock is traded on the OTCQX.  In recent years, the number of shares traded on a daily has often not been significant.  As a result, the price of the stock has been quite volatile.  There is no assurance that trading will become active of a consistent basis.  The market price of our stock at any given point in time may not accurately reflect our value and may prevent investors from realizing a profit on their investment.

TENDER OFFERS OR TAKEOVER ATTEMPTS.

Certain provisions in our certificate of incorporation, our by-laws and Delaware law could make it more difficult for a third party to acquire control of us, even if that transaction could be beneficial to stockholders. These impediments include:

•
The Delaware Business Combinations with Interested Stockholders Act generally operates to prevent a wide variety of transactions between the corporation, on one hand, and an “interested shareholder” and its affiliates, on the other hand.  It generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an” interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation excluding shares owned by officers or directors of the corporation and by certain employee stock plans, or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.  A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation’s voting stock within three years.

•	The articles of incorporation prohibit shareholders from acting by written consent

•	The bylaws contain advance notice provisions for nominations and for presentation of business at stockholder meetings

TAX REFORM

There has been significant activity in Congress moving toward tax reform.  If tax reform takes place, certain provisions of current law that are favorable to the Company, particularly percentage depletion and not operating loss carryforwards, could be limited or eliminated.

MORE GENERALIZED RISKS

We are subject to the risks that affect other mining companies and industrial companies in general.  Among these risks are the following.

ESTIMATES RELATING TO NEW DEVELOPMENT PROJECTS ARE UNCERTAIN AND WE MAY INCUR HIGHER COSTS AND LOWER ECONOMIC RETURNS THAN ESTIMATED

Mine development projects typically require a number of years and significant expenditures during the development phase. Such projects could experience unexpected problems and delays during development.

Our decision to develop a project is typically based on the results of internal studies and expertise. The actual project profitability or economic feasibility may differ from such estimates as a result of any of the following factors, among others:

•	Changes in tonnage, grades and metallurgical characteristics of ore to be mined and processed;

•	Higher input commodity and labor costs;

•	The quality of the data on which engineering assumptions were made;

•	Adverse geotechnical conditions;

•	Availability of adequate and skilled labor force and supply and cost of water and power;

•	Fluctuations in inflation and currency exchange rates;

•	Availability and terms of financing;

•	Delays in obtaining environmental or other government permits or approvals or changes in the laws and regulations related to our operations or project development;

•	Changes in tax laws;

•	Weather or severe climate impacts; and

•	Potential delays relating to social and community issues, including, without limitation, issues resulting in protests, road blockages or work stoppages.

MINING ACCIDENTS OR OTHER ADVERSE EVENTS AT AN OPERATION COULD DECREASE OUR ANTICIPATED PRODUCTION.

Exploration development and/or production may be reduced below our historical or estimated levels as a result of mining accidents; unfavorable ground conditions; work stoppages or slow-downs; lower than expected ore grades; unexpected regulatory actions; or because our equipment or facilities fail to operate properly or as expected.

  OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY RISKS AND HAZARDS ASSOCIATED WITH THE MINING INDUSTRY THAT MAY NOT BE FULLY COVERED BY INSURANCE.

Our business is capital intensive, requiring ongoing capital investment for the replacement, modernization or expansion of equipment and facilities. Our mining and milling operations are subject to risks of process upsets and equipment malfunctions. Equipment and supplies may from time to time be unavailable on a timely basis. Our business is subject to a number of other risks and hazards including:

•	environmental hazards;
•	unusual or unexpected geologic formations;
•	rock bursts and ground falls;
•	seismic activity;
•	underground fires or floods;
•	unanticipated hydrologic conditions, including flooding and periodic interruptions due to inclement or hazardous weather conditions;
•	political and country risks;
•	civil unrest or terrorism;
•	industrial accidents; and
•	labor disputes or strikes.

Such risks could result in:

•	personal injury or fatalities;
•	damage to or destruction of mineral properties or producing facilities;
•	environmental damage and financial penalties;
•	delays in exploration, development or mining;
•	monetary losses;
•	legal liability; and
•	temporary or permanent closure of facilities.

We maintain insurance to protect against losses that may result from some of these risks, such as property loss and business interruption, in amounts we believe to be reasonably consistent with our historical experience, industry practice and circumstances surrounding each identified risk. Such insurance, however, contains exclusions and limitations on coverage, particularly with respect to environmental liability and political risk.

Capitalized development projects may cost more and provide less return than we estimate. If we are unable to realize a return on these investments, we may incur a related asset write-down that could adversely affect our financial results or condition.

THERE IS COMPREHENSIVE FEDERAL, STATE AND LOCAL REGULATION OF THE EXPLORATION INDUSTRY THAT COULD HAVE A NEGATIVE IMPACT OUR MINING OPERATIONS.

Exploration and mining operations are subject to federal, state and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment.  Exploration and mining operations and some of the products we sell are also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of exploration methods and equipment. We cannot assure you that such permits will be received.  No assurance can be given that environmental standards imposed by federal, state or local authorities will not be changed or that any such changes would not have material adverse effects on our activities.  Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on our financial position.  Additionally, we may be subject to liability for pollution or other environmental damages that we may elect not to insure against due to prohibitive premium costs and other reasons.  Management is aware of the necessity of obtaining proper permits prior to conducting any exploration activity.

For a full description of risk factors, see the filings incorporated by reference into this prospectus and any supplement to this prospectus.

THE OFFERING

This prospectus relates to the offer and sale, from time to time, to the following

•
up to 19,899,733 shares of our common stock with par value of $0.001 (“Common Stock”) issuable on conversion of $10.5 million of 10% PIK-Election Convertible Notes due 2023  (“PIK Notes”).  The interest rate on the PIK Notes is 10% per year and at the Company’s election, interest may be paid in cash or in PIK Notes (i.e., may be “paid in kind” or “PIK”ed). 7,500,000 shares are issuable on conversion of the PIK Notes that were issued on August 2, 2013 (the date of the initial issuance of PIK Notes) and 375,000 shares are issuable on conversion of PIK Notes that have been issued as interest.   If the Company issues additional PIK Notes in payment of interest, the number of shares to which this Prospectus relates will increase, and if the Company makes all the interest payments by issuing additional PIK Notes and all the PIK Notes (including all the PIK Notes issued as interest) remain outstanding until 2023, the additional shares issuable on conversion of the PIK Notes issued in payment of interest could increase the number of shares to which this Prospectus relates to 19,899,733 shares. Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will pay interest using Notes issued as payment-in-kind interest.

•	10,000,000 already outstanding shares of Common Stock issued on December 22, 2011.

•
The offer and sale by the holders of the Warrants listed under the table "Warrants" in the "Selling Securityholdes" section of up to 5,000,000 Warrants, each of which gives the holder the right to purchase 1.0372 shares of Common Stock at $1.9281 per share (as the price and the number of shares may be adjusted from time to time under antidilution provisions).

•
The sale of up to 5,186,413 shares (as may be adjusted from time to time under antidilution provisions) of our Common Stock issuable upon exercise of the Warrants (“Warrant Shares”), either by the holders of the Warrants to the extent that the Selling Securityholders exercise the Warrants or by us, to the extent the Warrants are not exercised by the Selling Securityholders before sale under this prospectus.

ANTIDILUTION PROVISIONS OF PIK NOTES

If the Company, while the PIK Notes is outstanding, pays a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivides its outstanding shares of Common Stock into a greater number of shares or combines its outstanding shares of Common Stock into a smaller number of shares, then (i) the conversion price (initially $1.40) in effect immediately prior to the date on which such change will become effective will be adjusted by multiplying such conversion price by a fraction, the numerator of which will be the number of shares of Common Stock outstanding immediately prior to such change and the denominator of which will be the number of shares of Common Stock outstanding immediately after giving effect to such change and (ii) the number of PIK Shares issuable upon conversion of the PIK Notes will be adjusted by multiplying the number of PIK Shares issuable upon conversion of the PIK Notes immediately prior to the date on which such change will become effective by a fraction, the numerator of which is will be the conversion price in effect immediately prior to the date on which such change will become effective and the denominator of which will be the conversion price in effect immediately after giving effect to such change, calculated in accordance with clause (i) above.  If the PIK Shares issuable upon conversion of the PIK Notes will be changed into, or the right to receive, the same or a different number of shares of any other class(es) or series of stock or other securities or property, whether by reclassification, reorganization or otherwise, then and in each such event, the Holders will have the right thereafter to receive upon conversion of the PIK Notes the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization or other change in respect of a number of shares of PIK Shares equal to the number of  Shares otherwise issuable upon such conversion of the PIK Notes.

In the event the Company issues additional shares of Common Stock for cash (with convertible securities, options and warrants being deemed issuances of Common Stock at their respective conversion, strike or exercise prices, as applicable) without consideration or for a consideration per share less than the conversion price in effect on the date of and immediately prior to such issue, then the conversion price will be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the conversion price by a fraction, (A) the numerator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued would purchase at such conversion price immediately prior to such issuance, and (B) the denominator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such additional shares of Common Stock so issued.  For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue will be calculated on a fully-diluted basis, as if all shares of convertible securities, options and warrants had been fully converted into shares of Common Stock immediately prior to such issue.  Notwithstanding the foregoing, no conversion price will be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount will be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.  For the purposes of this paragraph, all PIK Shares issuable upon conversion of all outstanding shares of PIK Notes and the exercise and/or conversion of any other outstanding convertible securities, options and warrants, will be deemed to be outstanding.

USE OF PROCEEDS

The Company will receive none of the proceeds for the sale of the Common Stock or the Warrants .  The proceeds will go to the Selling Securityholders.  If the Selling Securityholders exercise the Warrants and sell the Warrant Shares, they will receive proceeds of the sale of Warrant Shares.

The Company will receive the proceeds of the exercise of the Warrants, whether exercised by the Selling Securityholders or persons who purchase Warrants offered pursuant to this prospectus.  There are 5,000,000 Warrants exercisable at $1.9281 per Warrant and the Company could receive up to $10 million for the exercise thereof.  However, only proceeds of exercises pursuant to this prospectus will be proceeds of the offering under this prospectus.  The Company would use such proceeds for working capital.

PRICE RANGE OF OUR COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our Common Stock is quoted on OTCQB under the symbol “AMNL”.

The following table sets forth the high and low bid quotations per share of our Common Stock for the periods indicated. The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2012	High	Low
First Quarter	$1.65	$1.19
Second Quarter	$1.89	$1.35
Third Quarter	$1.41	$1.21
Fourth Quarter	$1.73	$1.38

2013	High	Low
First Quarter	$1.72	$1.40
Second Quarter	$1.47	$1.11
Third Quarter	$1.19	$0.98
Fourth Quarter	$1.22	$1.00

2014	High	Low
First Quarter through March 28 , 2014	$1.10	$0.69

Source:  http://www.nasdaq.com.

The Company has about 1,074 record stockholders.

At March 28, 2014   , our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of   March 28 , 2014   , 94, 710,197 shares of Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding.  As of March 28,  2014   , 41,986,600 shares were reserved for issuance upon the exercise of Options and upon the conversion of PIK Notes issued in August, 2013.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of certain provisions relating to our capital stock.  For additional information regarding our stock please refer to our Certificate of Incorporation and Bylaws.

Common Stock

Each share of Common Stock entitles the holder to one vote on each matter that may come before a meeting of the stockholders.  There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors.

In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.  The holders of the Common Stock have no preemptive rights with respect to future offerings of shares of Common Stock except that two shareholders holding 10 million shares of Common Stock and warrants to purchase an additional 5 million shares of Common Stock are entitled to preemptive rights to maintain their perspective ownership on an exercised basis.  The preemptive rights are subject to certain exceptions including options, warrants and shares issued as compensation.  Holders of Common Stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore.  It is our present intention to retain earnings, if any, for use in our business.  The payment of dividends on our Common Stock is, therefore, unlikely in the foreseeable future.

The Board of Directors is not classified.

The outstanding shares of Common Stock covered by this prospectus are , and the shares of Common Stock issuable on conversion of the PIK Notes when issued upon exercise in accordance with their terms , the shares of Common Stock when issued in accordance with their terms and upon payment of the exercise price   will be , fully paid and non-assessable.

The Company’s Certificate of Incorporation and Bylaws have no restrictions on alienability of the Securities and do not contain any provision discriminating against any existing or prospective holder of such Securities as a result of such security holder owning or acquiring a substantial amount of Securities.

The Delaware General Corporation Law (“GCL”) has a provision called “Business Combinations with Interested Stockholders Act,” By which the Company has elected to be governed.

The Delaware Business Combinations with Interested Stockholders Act generally operates to prevent a wide variety of transactions between the corporation, on one hand, and an “interested shareholder” and its affiliates, on the other hand.  It generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an” interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation excluding shares owned by officers or directors of the corporation and by certain employee stock plans, or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.  The term “business combination” generally includes mergers, asset sales, and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation’s voting stock within three years.

DESCRIPTION OF WARRANTS

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the terms set forth in the Warrant attached as an exhibit hereto.

General

The Warrants are exercisable and will expire on December 22, 2016.  Exercise can be made by the payment in cash of the exercise price of the shares of common stock being acquired upon exercise of the warrants. There is no trading market for the Warrants and it is unlikely that any will develop.

Each Warrant is exercisable for $1.9281 of 1.03728 shares of Common Stock. Warrants are exercisable only for whole shares.

Subject to compliance with applicable federal and state securities laws, this Warrants are transferable, in whole or in part.

The shares of Common Stock issuable on exercise of the Warrants when issued upon exercise in accordance with their terms and upon payment of the exercise price will be fully paid and non and non-assessable.

Rights of Holders upon Certain Events

If, on or prior to the expiration date of the Warrants, the Company effects a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, on the date of any distribution to shareholders with respect to such transaction, the holders of the Warrants will receive the securities, money or other property that the holders would have been entitled to receive had the holders been the holders of record of the shares of Common Stock issuable upon exercise of the Warrant immediately prior to such dissolution, liquidation or winding up (net of the then applicable exercise price) and the rights to exercise the Warrant will terminate.

If, at any time while the Warrants are outstanding, the Company effects a Fundamental Transaction (defined below) then, the Company will make appropriate arrangements to ensure that the holders will thereafter receive upon an exercise of the Warrants at any time after the consummation of a Fundamental Transaction (and subject to continuing adjustment in accordance with the terms hereof) but before the expiration date of the Warrants, in lieu of the Warrant Shares issuable upon the exercise of the Warrant immediately prior to such Transaction, such cash, stock, assets, securities, options, subscription rights or other property that the holders would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrants been exercised immediately before such transaction.  If any holder of Common Stock is given any choice as to the cash, stock, assets, securities, options, subscription rights or other property to be received in a Fundamental Transaction, then the holders will be given the same choice as to what it receives upon any exercise of the Warrant following such Fundamental Transaction.  The term “Fundamental Transaction” means a merger, consolidation or other similar transaction or series of transactions to which the Company is a party and pursuant to which (i) the Company is not the surviving Person in such transaction or (ii) if the Company is the surviving Person, the holders of shares of Common Stock immediately prior to such transaction (including for this purpose any shares issuable upon exercise of this Warrant) represent less than 50% of the shares of Common Stock outstanding immediately following such transaction (including for this purpose the shares of Common Stock issuable upon exercise of this Warrant) or (b)  any sale of all or substantially all of the Company’s assets in one transaction or a series of related transactions.

The holders have an option to require the Company to repurchase the Warrant in the event of a Fundamental Transaction, at a price equal to the product of (i) the number of Warrant Shares issuable upon exercise of the Warrant and (ii) the five day VWAP as of the fifth trading day immediately following public announcement of the Fundamental Transaction  less  the exercise price.

If the Company has a shareholder rights plan in effect with respect to the Common Stock, upon exercise of a Warrant, the holders will be entitled to receive, in addition to any shares of Common Stock, the rights under such shareholder rights plan, unless, prior to such exercise, such rights have separated from the Common Stock, in which case the exercise price and the number of Warrant Shares will be adjusted at the time of separation as if the Company had made a pro rata distribution, subject to readjustment in the event of the expiration, termination or redemption of such rights

Adjustments to the Exercise Price of, and the Number of Shares Subject to, the Warrants

The number of shares issuable on the exercise of the Warrants and the exercise price will be adjusted to prevent dilution in the event of (i) any issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision, combination or reclassification of the outstanding shares of Common Stock into a greater or smaller number of shares, (ii) below market issuances; (iii) issuances below the then current market price; (iv) pro rate distributions of a dividend or distribution evidences of indebtedness ~~,~~  assets (including cash and cash dividends, or rights, warrants, options or other securities convertible into or exchangeable or exercisable for capital stock (other than Common Stock otherwise dealt with above); (v) the consummation of a self-tender offer or self-exchange offer for Common Stock, in which the cash and fair value of any other consideration included in the payment per share of Common Stock exceeds the market price.  The adjustments are “weighted-average” as opposed to full ratchet and are “narrow-based) taking into account outstanding Common Stock ) as opposed to broad-based (taking into account not only outstanding  shares issuable pursuant to the exercise of options and warrants).  The adjustments in general to lower the exercise price and increase the number of shares to compensate for the dilutive effects of the several actions.  By way of example, in the event of a stock split, the exercise price would be adjusted under the following formula:

N 0
E = E 0  x --------
N 1
where:

E	=
the exercise price in effect immediately after the open of business on the ex-date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision, combination or reclassification, as the case may be;

E 0	=
the exercise price in effect immediately prior to the open of business on the ex-date for such dividend or distribution, or immediately prior to the open of business on the effective date for such subdivision, combination or reclassification, as the case may be;

N 0	=
the number of shares of Common Stock outstanding immediately prior to the open of business on the ex-date for such dividend or distribution, or immediately prior to the open of business on the effective date for such subdivision, combination or reclassification, as the case may be; and

N 1	=
the number of shares of Common Stock equal to (i) in the case of a dividend or distribution, the sum of the number of shares outstanding immediately prior to the open of business on the ex-date for such dividend or distribution plus the total number of shares issued pursuant to such dividend or distribution or (ii) in the case of a subdivision, combination or reclassification, the number of shares outstanding immediately after such subdivision, combination or reclassification.

The number of shares subject to the Warrants would be adjusted so that number of Warrant Shares immediately following the effectiveness of such adjustment will be equal to the number of Warrant Shares immediately prior to such adjustment multiplied by  a fraction, (a) the numerator of which is the exercise price in effect immediately prior to such adjustment and (b) the denominator of which is the exercise price in effect immediately following such adjustment.

The adjustments to the exercise price and the number of shares issuable on exercise are as follows.

In the event of any issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision, combination or reclassification of the outstanding shares of Common Stock into a greater or smaller number of shares, the exercise price shall be adjusted pursuant to the following formula:

N 0
E = E 0  x --------
N 1
where:

E	=
the exercise price in effect immediately after the open of business on the ex-date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision, combination or reclassification, as the case may be;

E 0	=
the exercise price in effect immediately prior to the open of business on the ex-date for such dividend or distribution, or immediately prior to the open of business on the effective date for such subdivision, combination or reclassification, as the case may be;

N 0	=
the number of shares of Common Stock outstanding immediately prior to the open of business on the ex-date for such dividend or distribution, or immediately prior to the open of business on the effective date for such subdivision, combination or reclassification, as the case may be; and

N 1	=
the number of shares of Common Stock equal to (i) in the case of a dividend or distribution, the sum of the number of shares outstanding immediately prior to the open of business on the ex-date for such dividend or distribution plus the total number of shares issued pursuant to such dividend or distribution or (ii) in the case of a subdivision, combination or reclassification, the number of shares outstanding immediately after such subdivision, combination or reclassification.

If the Company, at any time while the Warrants are outstanding, shall issue shares of Common Stock or convertible securities at an effective consideration per share that is less than the market price on the trading day immediately before the issuance is announced, then the exercise price shall be adjusted pursuant to the following formula:

N 0  + C/M
E = E 0  x -------------
N 0  + N A

where:

E	=	the exercise price in effect immediately after the open of business on the trading day of such issuance;

E 0	=	the exercise price in effect immediately prior to the open of business on the trading day of such issuance;

N 0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on the trading day of such issuance;

N A	=	the number of shares of Common Stock issued and/or issuable upon exercise, conversion or exchange of any convertible securities, full physical settlement assumed;

C	=	the total consideration receivable by the Company on issuance and/or the exercise, conversion or exchange of any convertible securities, full physical settlement assumed; and

M	=	the five-day VWAP as of the trading day immediately preceding the date on which such issuance is announced.

If the Company, at any time while the Warrants are outstanding, shall issue shares of Common Stock or convertible securities at an effective consideration per share that is less than the exercise price in effect at the close of business on the trading day immediately preceding such issuance (other than issuances to directors, officers, employees or consultants of the Company as compensation for services rendered to the Company by such persons), then the exercise price shall be adjusted pursuant to the following formula:

N 0  + C/E 0
E = E 0  x -------------
N 0  + N A

E =	the exercise price in effect immediately after the open of business on the trading day of such issuance;

E 0 = the exercise price in effect immediately prior to the open of business on the trading day of such issuance;

N 0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on the trading day of such issuance;

N A =	the number of shares of Common Stock issued and/or issuable upon exercise, conversion or exchange of any convertible securities, full physical settlement assumed; and

C =	the total consideration receivable by the Company on issuance and/or the exercise, conversion or exchange of any convertible securities, full physical settlement assumed.

If the Company, at any time while the Warrants are outstanding, shall issue as a dividend or distribution evidences of indebtedness, assets (including cash and cash dividends, other than those addressed above), shares of capital stock (other than Common Stock) or rights, warrants, options or other securities convertible into or exchangeable or exercisable for capital stock (other than Common Stock), then the exercise price shall be adjusted pursuant to the following formula:

M - FMV
E = E 0  x ---------------
  M

where:

E	=	the exercise price in effect immediately after the open of business on the ex-date for such dividend or distribution;

E 0	=	the exercise price in effect immediately prior to the open of business on the ex-date for such dividend or distribution;

M	=	the five-day VWAP as of the trading day immediately preceding the ex-date for such dividend or distribution; and

FMV	=
the fair value of the portion of such dividend or distribution applicable to one share of Common Stock on the trading day immediately preceding the ex-date for such dividend or distribution as determined by the Board of Directors in good

If, at any time while the Warrants are outstanding, the Company purchases shares pursuant to a tender offer or exchange offer for Common Stock, in which the cash and fair value of any other consideration included in the payment per share of Common Stock exceeds the market price as of the trading day immediately following the expiration date of the tender offer or exchange offer, the exercise price shall be adjusted pursuant to the following formula:

N 0  x M
E = E 0  x ---------------
A + (M x N 1 )

where:

E	=	the exercise price in effect immediately after the close of business on the offer expiration date;

E 0	=	the exercise price in effect immediately prior to the close of business on the offer expiration date;

N 0	=	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender offer or exchange offer (prior to giving effect to the purchase or exchange of shares);

N 1	=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to the purchase or exchange of shares);

A	=
the aggregate cash and fair value of any other consideration payable for shares of Common Stock purchased in such tender offer or exchange offer, as determined by the board of directors in good faith; and

M	=	the five-day VWAP on the trading day immediately following the offer expiration date.

Concurrently with any adjustment to the exercise price under the adjustments above, the number of Warrant Shares also will be adjusted such that the number of Warrant Shares immediately following the effectiveness of such adjustment will be equal to the number of Warrant Shares immediately prior to such adjustment  multiplied by  a fraction, (a) the numerator of which is the exercise price in effect immediately prior to such adjustment and (b) the denominator of which is the exercise price in effect immediately following such adjustment. If an adjustment is triggered by the announcement or declaration of, or in anticipation of, an event and the event does not occur or is reversed, the exercise price and the number of shares shall again be adjusted to be the exercise price and number of shares that would then be in effect if such event had not been announced or declared..

In no event will the Company adjust the exercise price or make a corresponding adjustment to the number of Warrant Shares if that adjustment would increase the exercise price, except in the event of a reverse stock split or in the event that an adjustment is made in respect of an event but such event does not occur and the adjustment is reversed. Notwithstanding anything else to the contrary, the exercise price shall not be adjusted to an amount below the Common Stock’s par value per share.

If any single action would require adjustment of the exercise price pursuant to more than one of the adjustments above, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

Call Option

The Company has the option (a “Call Option”) to acquire the Warrants, in whole or in part; provided, that, the following conditions are met: (a) the VWAP for the 60 consecutive trading days immediately preceding the date on which the holder receives the call notice is in excess of $2.00 and (b) the closing market price of the Common Stock (the “market price”) is in excess of $2.00 on the date immediately preceding the date on which the call notice is received.

For each part of the Warrants representing the right to acquire 1.0372 shares, as adjusted from time to time, of Common Stock (each, a “Warrant Right”), the price to be paid in cash by the Company to the holder for each Warrant Right (the “Option Price”) will be equal to the difference between (a) the greater of (i) the market price on the date immediately preceding the date on which the holder receives the call notice and (ii) the VWAP for the 60 consecutive trading days immediately preceding the date on which the holder receives the call notice and (b) $2.00;  provided , that, under no circumstances will the Company acquire the Warrant Rights from the holder for less than $0.10 per Warrant Right.

The holder may exercise the Warrants or any portion thereof prior to the call closing.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SELLING SECURITYHOLDERS

The Selling Securityholders are named in the table below.  Each beneficial holder acquired the Securities in a private transaction offered and sold by the Company in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act or in open market transactions.

The term “Selling Securityholders ” includes persons listed in the table below and also includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock, or interests in shares of Common Stock, received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.  The Selling Securityholders may sell all or any portion of their shares of Common Stock in one or more transactions on any stock exchange, market or trading facility on which the shares are traded or in private, negotiated transactions.  Each Selling Securityholder will determine the prices at which the Selling Securityholder’s shares will be sold.

The information below is based in part on information provided by or on behalf of the Selling Securityholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the Selling Securityholder has the right to acquire beneficial ownership within sixty (60) days after March 31 , 2014 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. No estimate can be given as to the amount or percentage of our Common Stock that will be held by the Selling Securityholders after any sales or other dispositions made pursuant to this prospectus because the Selling Securityholders are not required to sell any of the shares being registered under this prospectus. The table below assumes that the Selling Securityholders will sell all of the shares listed in this prospectus.

Unless otherwise indicated in the footnotes to the table, (i) the named persons possess sole voting and investment control with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law) as of March 31 , 2014   . (ii) the Selling Securityholders have not held any position or office or had any material relationship with our Company or any of its subsidiaries within the past three years, and (iii) the Selling Securityholder is not a broker-dealer, or an affiliate of a broker-dealer.

Selling Securityholder	Shares beneficially Owned before the Offering	Maximum number of Shares to be Sold (1)	Shares Beneficially Owned after the Offering	Percentage ownership after the Offering (* indicates less than 1%) (2)
Berylson Master Fund, L.P.(3) (4)	9,921,232	7,580,851	2,340,381	2.5
Kingdon Associates (3) (5)	1,775,814	1,775,814	0	*
Kingdon Family Partnership, L.P. (3) (5)	302,476	302,476	0	*
M. Kingdon Offshore Master Fund, L.P. (3) (5)	2,659,741	2,659,741	0	*
Conegliano Ventures LP (3) (6)	7,580,851	7,580,851	0	*
Samlyn Onshore Fund, LP(7)	5,775,000(8)	5,846,769	0	*
Samlyn Offshore Master Fund, Ltd.. (7)	9,225,000(9)	9,339,644	0	*

(1)
The number or percentage of shares owned in this column assumes the sale of all shares of Common Stock registered pursuant to this prospectus, although the Selling Securityholders are under no obligations known to us to sell any shares of Common Stock at this time.

(2)	At March 31 , 2014 , 94, 710,197 shares of Common Stock were issued and outstanding.
(3)
The maximum number of shares to be sold reflects stock issuable to the selling Securityholder upon the conversion of PIK Notes, issued in August, 2013 and maturing in August, 2023, and stock issuable upon the conversion of PIK Notes, maturing in August, 2023,  issued as payment of interest.

(4)	The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this registration statement is John Berylson.
(5)	The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this registration statement is Mark Kingdon.
(6)
The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this registration statement is Noam Ohana. Conegliano Ventures LP is assignee of Athelas Investment Limited.

(7)
Robert Pohly, the managing member of   Samlyn Partners LLC., which is the general partner of   Samlyn Onshore Fund, LP   and Samlyn Capital, LLC, which is the investment manager of   Samlyn Offshore Master Fund, Ltd.,   has sole investment and voting power over the shares.

(8)
Includes 3,850,000 outstanding shares and 1,996,769 shares that may be issued on exercise of the Warrants. To the extent that the Warrants have not been exercised, the Warrants may be sold under this prospectus.

(9)
Includes 6,150,000 of outstanding shares and 3,189,644 shares that may be issued on exercise of the Warrants. To the extent that the Warrants have not been exercised, the Warrants may be sold under this prospectus.

Warrants(1)
Selling Stockholder	Warrants beneficially Owned before the Offering	Maximum number of Warrants to be Sold(3)	Warrants Beneficially Owned after the Offering	Percentage ownership after the Offering (4)
Samlyn Onshore Fund, LP	1,925,000(2)	1,925,000	0	*
Samlyn Offshore Master Fund, Ltd.	3,075,000(2)	3,075,000	0	*
* Denotes < 1%

(1)
Robert Pohly, the managing member of Samlyn Partners, LLC, which is the general partner of Samlyn Onshore Fund, LP and Samlyn Capital, LLC, which is the investment manager of Samlyn Offshore Master Fund, Ltd., has sole investment over the Warrants listed in the table.  The Warrants have no voting rights

(2)	Shares issuable in exercise of the Warrants included in Common Stock table above.
(3)
To the extent that the Warrants have not been exercised, the Warrants may be sold hereby. To the extent that the Warrants are exercised, the Warrants would no longer be eligible for sale and the related Warrant Shares may be sold hereby.

(4)	The number or percentage of shares owned in this column assumes the sale of all Warrants, although the selling stockholders are under no obligations known to us to sell any Warrants at this time.
(5)	At March 31, 2014, the Warrants listed in the table constitute the only warrants outstanding of the same class.

PLAN OF DISTRIBUTION

The term “Selling Securityholders ” includes the persons listed in the table under “Selling Securityholders ” and also includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.

Each Selling Securityholder will determine the prices at which the Securityholder’s Securities will be sold. These sales may be at fixed or negotiated prices.

The Selling Securityholders may sell all or any portion of their Securities in one or more transactions on any stock exchange, market or trading facility on which the Securities are traded or in private transactions.

The Selling Securityholders may use any method or combination of methods, for sale of the Securities to the extent permitted by law.  Such methods may include:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

•	block trades in which the broker-dealer will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such Securities at a stipulated price per share;

•	a combination of any such methods of sale; and

•	puts and calls and other transactions in our Securities or derivatives of our Securities, which may involve the sale or delivery of Securities in connection with these transactions

The Selling Securityholders may also sell the Securities under exemptions for registration under Section 5 of the Securities Act of 1933, as amended (“Securities Act”), including sales under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of Securities, from the purchaser) in amounts to be negotiated.  The Selling Securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Securityholders and any broker-dealers or agents that are involved in selling Securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

The Selling Securityholders may from time to time pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) (or other applicable provision under the Securities Act) amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus.

The Selling Securityholders also may transfer the Securities in other circumstances, in which case the transferees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Securities from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) (or other applicable provision under the Securities Act) amending the list of Selling Securityholders to include the transferee or other successors in interest as Selling Securityholders under this prospectus.

Each Selling Securityholder has advised the Company that it acquired the Securities in the ordinary course of such Selling Securityholder’s business, that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Securities, and there is no underwriter or coordinating broker acting in connection with a proposed sale of Securities by any Selling Securityholder.   If we are notified by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities, we will file a supplement, if required, to this prospectus disclosing the material facts relating to the arrangement and the related transactions.

If the Selling Securityholders use this prospectus for any sale of the Securities, they will be subject to the prospectus delivery requirements of the Securities Act.

The Company has advised each Selling Securityholder that it may not use Securities registered on the registration statement of which this prospectus is a part to cover short sales of Securities made prior to the date on which this registration statement shall have been declared effective by the SEC.

The Selling Securityholders and other persons participating in the sale or distribution of the Securities will be subject to the applicable provisions of the Securities Act and Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Securityholders in connection with resales of their respective Securities under this registration statement.

In order to comply with the securities laws of some states, if applicable, the Securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Although we will incur expenses in connection with the registration of the Securities offered under this prospectus, we will not receive any proceeds from the sale of the Securities by the Selling Securityholders .

We have agreed to indemnify certain Selling Securityholders , other than IBS Capital, LLC and Material Advisors, LLC, against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Securities offered by this prospectus.

Related Party Transactions

The following does not purport to be a complete report of related party transactions under Item 404 of Regulation S-K.  See the Annual Report of Form 10-K which is incorporated by reference.

Related Party Transactions with affiliates of David Taft

Stock Purchase Transactions
David A. Taft, a director, is the president of IBS Capital LLC (“IBS”), a Massachusetts limited liability company, whose principal business is investing in securities.  IBS is the general partner of the IBS Turnaround Fund (QP), which is a Massachusetts limited partnership, and IBS Turnaround Fund (LP), which is a Massachusetts limited partnership, and the investment adviser of IBS Opportunity Fund, Ltd..  Set forth below are purchases of Common Stock from the Company by the funds since January 1, 2011:

Date of Purchase	The IBS Turnaround Fund (QP) (A Limited Partnership)	The IBS Turnaround Fund (A Limited Partnership)	The IBS Opportunity Fund, Ltd.	Price Per Share

March 28, 2011	1,385,000	459,000	656,000	$0.80
June 27, 2011	706,000	205,000	338,750	$1.60

The sale price and the closing market price on day immediately preceding March 27, 2011 was $0.80 and immediately proceeding June 27, 2011 was $1.55.  The purpose of the sale of Common Stock to fund working capital needs of the Company.

PIK Note Transactions
Set forth below is information about purchases of 10% PIK Election Notes by The IBS Turnaround Fund (QP) (A Limited Partnership) The IBS Turnaround Fund (A Limited Partnership).  PIK stands for “pay-in-kind” whereby the interest on the notes is paid with additional notes.

On May 17, 2010, pursuant to a series of note issuances, the Company issued to each of the QP Fund and the LP Fund a 10% PIK-Election Convertible Note (the "May 2010 $1.00 Primary Notes") on substantially the same terms and conditions.  The purchase price of and principal amounts payable under the  May 2010 $1.00 Primary Notes  and the number of shares of Common Stock into which the notes could be converted were as follows: (i) $260,000 purchase price and principal amount and 260,000 shares of Common Stock for the QP Fund was convertible and (ii) $240,000 and 240,000 shares for the LP Fund. The closing market prices on the trading day immediately before the purchases was $0.74

On June 15, 2010, the Company issued to the QP Fund and the LP Fund 10% PIK-Election Convertible Notes (the "June 2010 $1.00 Interest Notes") in respect of interest due on the  May 2010 $1.00 Primary Notes  on substantially the same terms and conditions allocated in proportion to their ownership of the  May 2010 $1.00 Primary Notes.  The aggregate principal amounts and the aggregate shares into which such notes were convertible was $4,027 and 4,027 shares.

On October 21, 2010, pursuant to a series of note issuances, the Company issued to each of the QP Fund and the LP Fund a 10% PIK-Election Convertible Note (the "October 2010 $1.00 Primary Notes") on substantially the same terms and conditions. The principal amounts payable under the  October 2010 $1.00 Primary Notes  and the number of shares of Common Stock into which the notes could be converted were as follows: (i) $650,000 purchase price and principal amount and 650,000 shares of Common Stock for the QP Fund was convertible and (ii) $350,000 purchase price and principal amount and 350,000 shares for the LP Fund. The closing market prices on the trading day immediately before the purchases were $0.68.

On December 15, 2010, the Company issued to each of the QP Fund and the LP Fund in proportion to their interests in the May 2010 $1.00 Interest Notes 10% PIK-Election Convertible Notes (the "December-May 2010 $1.00 Interest Notes") in respect of interest due on the  May 2010 $1.00 Primary Notes  on substantially the same terms and conditions. The principal amount of the December-May 2010 $1.00 Interest Notes was $25,202 and they were convertible into 25,202 shares of Common Stock

On December 15, 2010, the Company issued to each of the QP Fund and the LP Fund in proportion to their interests in the October 2010 $1.00 Primary Notes a 10% PIK-Election Convertible Note (the "December-October 2010 $1.00 Interest Notes") in respect of interest due on the October 2010 $1.00 Primary Notes on substantially the same terms and conditions. The principal amount of the December-October 2010 $1.00 Interest Notes was $15,782 and the notes were convertible into 15,278 shares of Common Stock

On May 17, 2011, the entire outstanding amounts payable under the  May 2010 $1.00 Primary Notes, June 2010 $1.00 Interest Notes,  and  December-May 2010 $1.00 Interest Notes  (collectively, the "Converted May-Related Notes")   were converted at $1.00 per share   as follows: (i) 286,819 shares were issued to the QP Fund and (ii) 264,756 shares of Common Stock were issued to the LP Fund.

On June 15, 2011, the Company issued to each of the QP Fund and the LP Fund in proportion to their interests in the October 2010 $1.00 Primary Notes a 10% PIK-Election Convertible Note (the "June 2011-October 2010 $1.00 Interest Notes") in respect of interest due on the October 2010 $1.00 Primary Notes on substantially the same terms and conditions. The aggregate principal amount was $50,764 and the notes were convertible into 50,764 shares of Common Stock.

As of October 21, 2011, the outstanding amount payable under the  October 2010 $1.00 Primary Notes, December-October 2010 $1.00 Interest Notes, and June-October 2010 $1.00 Interest Notes  were mandatorily converted as follows: (i) 717,180 shares of Common Stock to QP and (ii) 363,060 shares of Common Stock to the LP Fund.

The May 2010 $1.00 Primary Notes, June 2010 $1.00 Interest Notes, October 2010 $1.00 Primary Notes, December-May 2010 $1.00 Interest Notes, December-October 2010 $1.00 Interest Notes, and the June 2011-October 2010 $1.00 Interest Notes  are  referred to below as the "Notes."

The Notes had a maturity date of December 15, 2018. At the noteholder's option, the outstanding amount payable under a Note may be converted into Common Stock at any time at the conversion price of $1.00 per Share (the " Conversion Price "). The outstanding amount payable under a Note was mandatorily converted into Common Stock at its conversion price on the earliest date that is one year after the Note's date of issuance when each of the following conditions have been satisfied: (i) the average closing bid or market price of Common Stock for the preceding five days being in excess of the conversion price; and (ii) either (a) the Company has filed a registration statement for the resale the number of shares of Common Stock into which the outstanding amount under a Note is convertible or (b) the shares of Common Stock are resalable under Rule 144.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the binding nature of the PIK Notes and the validity of the Securities being offered hereby has been passed upon for us by William Gleeson, Esq., the General Counsel of Applied Minerals, Inc.  Mr. Gleeson owns options to purchase 956,000 shares of Common Stock.

EXPERTS

The consolidated financial statements and financial statement schedule of Applied Minerals, Inc. as of December 31, 2013 and 2012 and for the years then ended, and for the period from January 1, 2009 (beginning of exploration stage) to December 31, 2013 appearing in Applied Minerals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference in this Prospectus and Registration Statement have been audited by EisnerAmper, LLP,  an independent registered public accounting firm, as stated in their report, which is included therein and incorporated herein by reference, which report (1) expresses an unqualified opinion on the financial statements and financial statement schedule, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting. Applied Minerals, Inc. financial statements for the period from January 1, 2009 to December 31, 2011 were audited by PMB Helin Donovan, LLP (“PMB”) whose report, dated March 15, 2012 expressed an unqualified opinion on those statements. The financial statements for the period from January 1, 2009 to December 31, 2011 reflect a net loss of $19,016,551 that is included in the related total for the period from January 1, 2009 to December 31, 2013 . PMB’s report has been furnished to EisnerAmper, LLP, and their opinion, insofar as it relates to the amounts included for such prior period is based solely on the report of PMB. Such financial statements and financial statement schedule have been incorporated herein by reference in reliance on the report of EisnerAmper, LLP given upon their authority as experts in accounting and auditing.

The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K, as amended for the year ended December 31, 2011, and the cumulative period from January 1, 2009 (Inception) through December 31, 2011, have been so incorporated in reliance on the report of PMB Helin Donovan, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Our Common Stock is registered under Section 12(g) of the Exchange Act and pursuant to the requirements of the Securities Exchange Act we filed reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials pursuant to Section 14(a) of the Exchange Act.  We are incorporating the following documents by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 ;
•	our Current Reports on Form 8-K filed on January 7, 2014, January 30, 2014, and February 5, 2014 (except for information deemed furnished).

All of the documents incorporated by reference may be accessed on our website www.appliedminerals.com.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the  registration statement but not delivered with the prospectus;

You may request a copy of such documents at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by oral request or by writing or telephoning us at the following address and telephone number:

Nat Krishnamurti
Applied Minerals, Inc.
110 Greene Street, Suite 1101
New York, NY 10012
Phone: (212) 226-4232
Fax: (917) 591-6397

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC.  Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 are available to the public over the Internet from the SEC’s website at http://www.sec.gov and may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549.    The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We have filed with the SEC registration statements on Form S-1 under the Securities Act of 1933 with respect to the Securities offered by this prospectus.  As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and Securities Stock offered hereby, please refer to the registration statements and the exhibits filed as part of the registration statements.

   Exhibit A

WARRANT
BETWEEN
APPLIED MINERALS, INC.
AND
_________________
DATED DECEMBER 22, 2011

TABLE OF CONTENTS

WARRANT
To Purchase Shares of Common Stock,
Par Value $0.001 Per Share,
of
APPLIED MINERALS, INC.

Initial Issuance Date:  December 22, 2011

THIS COMMON STOCK PURCHASE WARRANT (this “ Warrant ”) certifies that, for value received, Samlyn Onshore Fund, LP, a Delaware limited partnership (the “ Holder ”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “ Initial Exercise Date ”) and on or before 5:00 p.m. New York City time on the five year anniversary of the Initial Issuance Date (the “ Termination Date ”) but not thereafter, to subscribe for and purchase from Applied Minerals, Inc., a Delaware corporation (the “ Company ”), up to 1,925,000 shares (the “ Warrant Shares ”) of common stock, $.001 par value per share (the “ Common Stock ”), of the Company.  The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price (as defined in  Section 1.2  of this Warrant).  This Warrant is issued pursuant to the Investment Agreement, dated as of the date hereof (the “ Investment Agreement ”), by and between the Company and the Holder.

WHEREAS, the Holder wishes to acquire this Warrant from the Company, and the Company wishes to issue this Warrant to the Holder, pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder, intending to be legally bound, agree as follows:

ARTICLE I

EXERCISE

Section 1.1   Exercise of Warrant .

(a)   For so long as this Warrant remains outstanding, exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by:

(i)   delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder pursuant to  Section 6.9  of this Agreement) of a duly executed copy of a Notice of Exercise in the form attached to this Warrant (the “ Notice of Exercise ”) ( provided ,  however , within five Trading Days of the date said Notice of Exercise is delivered to the Company, if this Warrant is exercised in full, the Holder shall have surrendered this Warrant to the Company); and

(ii)   payment to the Company of the aggregate Exercise Price of the Warrant Shares thereby purchased (as well as all taxes required to be paid by the Holder, if any, pursuant to  Section 1.3(g)  of this Warrant) by wire transfer or cashier’s check drawn on a United States bank.

(b)   Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and this Warrant has been exercised in full.  Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased.  The Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.

(c)   Section 1.3(c)  notwithstanding,  by reason of the provisions of this  Section 1.1 , following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face of this Warrant.

Section 1.2   Exercise Price

.  The exercise price per share of the Common Stock under this Warrant shall be $2.00 per Warrant Share, subject to adjustment hereunder (the “ Exercise Price ”).

Section 1.3   Mechanics of Exercise .

(a)   Authorization of Warrant Shares .  The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment of the Exercise Price therefor, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(b)   Delivery of Certificates upon Exercise .  Certificates representing Warrant Shares shall be transmitted by the Company (whether through its transfer agent or otherwise) to the Holder to the address specified by the Holder in the Notice of Exercise within three Business Days from the delivery to the Company of the Notice of Exercise, together with an amount in cash in lieu of any fractional share(s), surrender of this Warrant (if required) and payment of the aggregate Exercise Price as set forth above (“ Warrant Share Delivery Date ”).  The Warrant Shares shall be issued free of all legends, unless, in the reasonable opinion of outside counsel to the Company (after taking into account any representations of the Holder), the securities laws require a legend(s) to be affixed to the certificate(s) representing the Warrants Shares.  This Warrant shall be deemed to have been exercised on the first date on which the Notice of Exercise has been properly delivered to the Company, the Company has received the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to  Section 1.3(g)  of this Warrant before the issuance of such shares have been paid.  The Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, on the first date on which the Notice of Exercise has been properly delivered to the Company, the Company has received the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to  Section 1.3(g)  of this Warrant before the issuance of such shares have been paid.

(c)   Delivery of New Warrants upon Exercise .  If this Warrant shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Warrant, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(d)   Rescission Rights .  If the Company fails to, or fails to cause its transfer agent to, transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to this  Section 1.3  by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

(e)   Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise .  In addition to any other rights available to the Holder, if the Company fails to, or fails to cause its transfer agent to, transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date pursuant to this  Section 1.3 , and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “ Buy-In ”), then the Company shall:

(i)   pay in cash to the Holder the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the amount obtained by multiplying (x) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue  multiplied by  (y) the price at which the sell order giving rise to such purchase obligation was executed, and

(ii)   at the option of the Holder, either reinstate the portion of this Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under  Section 1.3(e)(i) , the Company shall be required to pay the Holder $1,000.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.  Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms of this Warrant.

(f)   No Fractional Shares or Scrip .  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction on the basis of the Market Price per share of Common Stock on the date of such exercise.

(g)   Charges, Taxes and Expenses .  Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense (including the fees of counsel) in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder;  provided ,  however , that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

(h)   Closing of Books .  The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms of this Warrant.

ARTICLE II

DISSOLUTION

Section 2.1   Dissolution; Liquidation .

(a)   If, on or prior to the Expiration Date, the Company (or any other Person controlling the Company) shall propose a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company shall give written notice thereof to the Holder in the manner provided in  Section 6.9  prior to the date on which such transaction is expected to become effective or, if earlier, the Record Date for such transaction.  Such notice also shall specify the date on which the holders of record of the shares of Common Stock shall be entitled to exchange their shares for securities, money or other property deliverable upon such dissolution, liquidation or winding up, as the case may be.  On the date of and as a condition to the consummation of any such transaction, the Holder shall receive the securities, money or other property that the Holder would have been entitled to receive had the Holder been the holder of record of the shares of Common Stock issuable upon exercise of this Warrant immediately prior to such dissolution, liquidation or winding up (net of the then applicable Exercise Price) and the rights to exercise this Warrant shall terminate.

ARTICLE III

ADJUSTMENT

Section 3.1   Adjustments Generally

.  In order to prevent dilution of the rights granted under this Warrant and to grant the Holder certain additional rights, the Exercise Price shall be subject to adjustment from time to time as provided in this  Article III  and the number of shares of Common Stock obtainable upon exercise of this Warrant also shall be subject to adjustment from time to time as provided in this  Article III .

Section 3.2   Stock Dividends and Splits

.  In the event of any issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision, combination or reclassification of the outstanding shares of Common Stock into a greater or smaller number of shares, the Exercise Price shall be adjusted pursuant to the following formula:

N 0
E = E 0  x --------
N 1

where:

E	=
the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision, combinationor reclassification, as the case may be;

E 0	=
the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision, combination or reclassification, as the case may be;

N 0	=
the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision, combination or reclassification, as the case may be; and

N 1	=
the number of shares of Common Stock equal to (i) in the case of a dividend or distribution, the sum of the number of shares outstanding immediately prior to the Open of Business on the Ex-Date for such dividend or distribution plus the total number of shares issued pursuant to such dividend or distribution or (ii) in the case of a subdivision, combination or reclassification, the number of shares outstanding immediately after suchsubdivision, combination or reclassification.

Such adjustment shall become effective (a) in the case of a dividend or distribution, immediately after the Open of Business on the Ex-Date for such dividend or distribution or (b) in the case of a subdivision, combination or reclassification, immediately after the Open of Business on the effective date for such subdivision, combination or reclassification. If any dividend or distribution or subdivision, combination or reclassification of the type described in this  Section 3.2  is declared or announced but not made, the Exercise Price shall again be adjusted to the Exercise Price that would then be in effect if such dividend or distribution or subdivision, combination or reclassification had not been declared or announced, as the case may be.

Section 3.3   Below Market Issuances

.  If the Company, at any time while this Warrant is outstanding, shall issue shares of Common Stock or Convertible Securities at an Effective Consideration per share that is less than the Market Price on the Trading Day immediately before the issuance is announced, then the Exercise Price shall be adjusted pursuant to the following formula:

N 0  + C/M
E = E 0  x -------------
N 0  + N A

where:

E	=	the Exercise Price in effect immediately after the Open of Business on the Trading Day of such issuance;

E 0	=	the Exercise Price in effect immediately prior to the Open of Business on the Trading Day of such issuance;

N 0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Trading Day of such issuance;

N A	=	the number of shares of Common Stock issued and/or issuable upon exercise, conversion or exchange of any Convertible Securities, full physical settlement assumed;

C	=	the total consideration receivable by the Company on issuance and/or the exercise, conversion or exchange of any Convertible Securities, full physical settlement assumed; and

M	=	the Five-Day VWAP as of the Trading Day immediately preceding the date on which such issuance is announced.

Such adjustment shall become effective immediately after the Open of Business on the Trading Day of such issuance.  In the event that an issuance of such Common Stock or Convertible Securities is announced but such Common Stock or Convertible Securities are not issued, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such issuance had not been announced.

Section 3.4   Issuances Below the Exercise Price

.  If the Company, at any time while this Warrant is outstanding, shall issue shares of Common Stock or Convertible Securities at an Effective Consideration per share that is less than the Exercise Price in effect at the Close of Business on the Trading Day immediately preceding such issuance (other than issuances to directors, officers, employees or consultants of the Company as compensation for services rendered to the Company by such persons), then the Exercise Price shall be adjusted pursuant to the following formula:

N 0  + C/E 0
E = E 0  x -------------
N 0  + N A

E =	the Exercise Price in effect immediately after the Open of Business on the Trading Day of such issuance;

E 0 = the Exercise Price in effect immediately prior to the Open of Business on the Trading Day of such issuance;

N 0 =	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Trading Day of such issuance;

N A =	the number of shares of Common Stock issued and/or issuable upon exercise, conversion or exchange of any Convertible Securities, full physical settlement assumed; and

C =	the total consideration receivable by the Company on issuance and/or the exercise, conversion or exchange of any Convertible Securities, full physical settlement assumed.

Such adjustment shall become effective immediately after the Open of Business on the Trading Day of such issuance.  In the event that an issuance of such Common Stock or Convertible Securities is announced but such Common Stock or Convertible Securities are not issued, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such issuance had not been announced.

Section 3.5   Pro Rata Distributions

.  If the Company, at any time while this Warrant is outstanding, shall issue as a dividend or distribution evidences of indebtedness, assets (including cash and cash dividends, other than those addressed in  Section 3.2 ,  Section 3.3  or  Section 3.4 ), shares of capital stock (other than Common Stock) or rights, warrants, options or other securities convertible into or exchangeable or exercisable for capital stock (other than Common Stock), then the Exercise Price shall be adjusted pursuant to the following formula:

M - FMV
E = E 0  x ---------------
  M

where:

E	=	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution;

E 0	=	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution;

M	=	the Five-Day VWAP as of the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

FMV	=
the fair value of the portion of such dividend or distribution applicable to one share of Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution as determined by the Board of Directors in good faith.

Such adjustment shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution.  In the event that such dividend or distribution is declared or announced but not made, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such distribution had not been declared or announced..

Section 3.6   Rights Plans

.  If the Company has a shareholder rights plan in effect with respect to the Common Stock, upon exercise of a Warrant the Holder shall be entitled to receive, in addition to any shares of Common Stock, the rights under such shareholder rights plan, unless, prior to such exercise, such rights have separated from the Common Stock, in which case the Exercise Price and the number of Warrant Shares shall be adjusted at the time of separation as if the Company had made a distribution as described in  Section 3.5 , subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 3.7   Tender Offers; Exchange Offers

.  If, at any time while this Warrant is outstanding, the Company proposes to make a tender offer or exchange offer for Common Stock, in which the cash and fair value of any other consideration included in the payment per share of Common Stock exceeds the Market Price as of the Trading Day immediately following the expiration date of the tender offer or exchange offer (the “ Offer Expiration Date ”), the Exercise Price shall be adjusted pursuant to the following formula:

N 0  x M
E = E 0  x ---------------
A + (M x N 1 )
where:

E	=	the Exercise Price in effect immediately after the Close of Business on the Offer Expiration Date;

E 0	=	the Exercise Price in effect immediately prior to the Close of Business on the Offer Expiration Date;

N 0	=	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender offer or exchange offer (prior to giving effect to the purchase or exchange of shares);

N 1	=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to the purchase or exchange of shares);

A	=
the aggregate cash and fair value of any other consideration payable for shares of Common Stock purchased in such tender offer or exchange offer, as determined by the Board of Directors in good faith; and

M	=	the Five-Day VWAP on the Trading Day immediately following the Offer Expiration Date.

Any adjustment to the Exercise Price pursuant to this  Section 3.7  shall become effective immediately after the Close of Business on the Offer Expiration Date.  In the event that the Company or a subsidiary of the Company does not purchase shares of Common Stock pursuant to any such tender offer or exchange offer, or all such purchases are rescinded, then the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such tender offer or exchange offer had not been made.

Section 3.8   Fundamental Transactions .

(a)   If, at any time while this Warrant is outstanding, the Company effects a merger, acquisition, consolidation or similar transaction (including any Fundamental Transaction), then, the Company shall make appropriate arrangements to ensure that the Holder will thereafter receive upon an exercise of this Warrant at any time after the consummation of a Fundamental Transaction (and subject to continuing adjustment in accordance with the terms hereof) but before the Termination Date, in lieu of the Warrant Shares issuable upon the exercise of this Warrant immediately prior to such Fundamental Transaction, such cash, stock, assets, securities, warrants, options, subscription rights or other property that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately before such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant).  If any holder of Common Stock is given any choice as to the cash, stock, assets, securities, warrants, options, subscription rights  or other property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to what it receives upon any exercise of this Warrant following such Fundamental Transaction.

(b)   The Company hereby grants to the Holder an irrevocable option to require the Company to repurchase this Warrant in the event of a Fundamental Transaction upon the closing of such Fundamental Transaction ( provided that the Holder elects to exercise this option by giving written notice to the Company within 10 Business Days of the Holder receiving written notice of such Fundamental Transaction from the Company) at a price equal to the product of (i) the number of Warrant Shares issuable upon exercise of this Warrant and (ii) the Five-Day VWAP as of the fifth Trading Day immediately following public announcement of the Fundamental Transaction  less  the Exercise Price..

Section 3.9   Adjustment to the Number of Warrant Shares

.  Concurrently with any adjustment to the Exercise Price under this  Article III , the number of Warrant Shares also will be adjusted such that the number of Warrant Shares immediately following the effectiveness of such adjustment will be equal to the number of Warrant Shares immediately prior to such adjustment  multiplied by  a fraction, (a) the numerator of which is the Exercise Price in effect immediately prior to such adjustment and (b) the denominator of which is the Exercise Price in effect immediately following such adjustment.

Section 3.10   Additional Considerations

.  In no event will the Company adjust the Exercise Price or make a corresponding adjustment to the number of Warrant Shares if that adjustment would increase the Exercise Price, except in the event of a reverse stock split or in the event that an adjustment is made in respect of an event but such event does not occur and the adjustment is reversed.  The Company covenants that, while this Warrant is outstanding, it will not amend its certificate of incorporation to increase the Common Stock’s par value above $0.001 per share.  Notwithstanding anything else in this Warrant to the contrary, the Exercise Price shall not be adjusted to an amount below the Common Stock’s par value per share.  If any single action would require adjustment of the Exercise Price pursuant to more than one Sections of this  Article III , only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.  The adjustments required by this Article III  shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Exercise Price that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made decreases the Exercise Price immediately prior to the making of such adjustment by at least 1%.  Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this  Article III  and not previously made, would result in such minimum adjustment.  If the Company issues to any Person any Convertible Securities that, in the sole and absolute discretion of the Holder, contain adjustment provisions more favorable than those of this Warrant, this Warrant shall be amended to include such provisions.

Section 3.11   Calculations

.  All calculations under this  Article III  shall be made to the nearest cent or the nearest share, as the case may be.  For purposes of this  Article III , the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

Section 3.12   Notice to the Holder .

(a)   Adjustment to Exercise Price .  Whenever the Exercise Price is adjusted pursuant to this  Article III , the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(b)   Notice to Allow Exercise by the Holder .  If (i) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party (including any Fundamental Transaction), any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property,(v) the Company commences any tender offer (including any exchange offer) as announced from time to time for all or a portion of the outstanding shares of Common Stock, (vi) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company or (vii) the Company shall engage in any other transaction that would result in an adjustment to the Exercise Price in accordance herewith, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register (as defined below) of the Company, at least 20 calendar days before the applicable record or effective date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, tender offer, exchange offer or other action is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, tender offer, exchange offer or other action;  provided ,  however , that, the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall forthwith file such notice with the Commission pursuant to a Current Report on Form 8-K.  The Holder is entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice.

ARTICLE IV

TRANSFERS

Section 4.1   Transferability

.  Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable pursuant to  Section 1.3(g) .  Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment and, if the assignor assigns less than the entirety of this Warrant, shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.

Section 4.2   New Warrants

.  This Warrant may be divided or combined with other Warrants upon presentation of this Warrant at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney.  Subject to compliance with  Section 4.1  of this Warrant, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for this Warrant or Warrants to be divided or combined in accordance with such notice.  All Warrants issued on transfers or exchanges shall be dated the initial issuance date set forth on the first page of this Warrant and shall be identical to this Warrant, except as to the number of Warrant Shares issuable pursuant thereto.

Section 4.3   Warrant Register

.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “ Warrant Register ”), in the name of the record holder from time to time.  The Company may deem and treat the registered holder of this Warrant as the absolute owner of this Warrant for the purpose of any exercise of this Warrant or any distribution to the Holder and for all other purposes, absent actual notice to the contrary.

ARTICLE V

CALL OPTION

Section 5.1   Call Option

.  The Company, subject to compliance with this Article V, has an option (the “ Call Option ”) to acquire all or a portion of this Warrant;  provided , that, the following conditions are met: (a) the VWAP for the 60 consecutive Trading Days immediately preceding the date on which the Holder receives the Call Notice (as defined below) is in excess of $2.00 and (b) the closing market price of the Common Stock (on the Trading Market or, if the Common Stock currently is trading on multiple Trading Markets, the principal Trading Market for the Common Stock) (the “ Market Price ”) is in excess of $2.00 on the date immediately preceding the date on which the Call Notice is received; provided further, that, if the Company exercises a Call Option for a portion of this Warrant, the Company may not acquire less than that portion of this Warrant equal to 962,500 Warrant Rights.

Section 5.2   Option Price

.  For each part of this Warrant representing the right to acquire one share of Common Stock (each, a “ Warrant Right ”), the price to be paid in cash by the Company to the Holder for each Warrant Right (the “ Option Price ”) shall be equal to the difference between (a) the greater of (i) the Market Price on the date immediately preceding the date on which the Holder receives the Call Notice and (ii) the VWAP for the 60 consecutive Trading Days immediately preceding the date on which the Holder receives the Call Notice and (b) $2.00;  provided , that, under no circumstances shall the Company acquire the Warrant Rights from the Holder for less than $0.10 per Warrant Right.

Section 5.3   Procedures

.  Subject to the limitations set forth herein, for so long as this Warrant remains outstanding, the Company may exercise a Call Option at anytime and from time to time by delivering to the Holder written notice of its intention to exercise the Call Option (the “ Call Notice ”) setting forth the date of the Call Closing and the number of Warrant Rights with respect to which such Call Option is being exercised  Each closing of the purchase of the Warrant Rights pursuant to the exercise of a Call Option (a “ Call   Closing ”) will occur not less than 10 Business Days nor more than 20 Business Days following the delivery of the Call Notice;  provided ,  however , that, the Holder may exercise this Warrant or any portion thereof prior to the Call Closing, in which case the Company will issue to the Holder the requisite Warrant Shares duly and validly issued, fully paid and non-assessable, free and clear of all liens, claims or encumbrances in accordance with the terms and conditions of this Warrant.

Section 5.4   Call Closing

.  At the Call Closing, the Company shall pay to the Holder in cash an amount equal to Option Price  multiplied by  the number of Warrant Rights being acquired, which payment shall be made by wire transfer in immediately available funds to a bank account designated by the Holder prior to the Call Closing, and in the event that a Call Option is being exercised with respect to all of the Warrant Rights, the Holder, after receiving such payment, shall surrender the Warrant to the Company.

ARTICLE VI

MISCELLANEOUS.

Section 6.1   Transferability

.  Before the Termination Date and subject to compliance with applicable laws and  Article IV  of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed.

Section 6.2   No Rights or Obligations as Holder of Common Stock Until Exercise

.  This Warrant does not entitle the Holder to any voting rights or other rights as a holder of Common Stock of the Company before the exercise of this Warrant.  No provision of this Warrant, in the absence of any affirmative action by the Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 6.3   Loss, Theft, Destruction or Mutilation of Warrant

.  The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of such Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of such Warrant.

Section 6.4   Saturdays, Sundays, Holidays, etc.

  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

Section 6.5   Authorized Shares .

(a)    The Company covenants that during the period this Warrant is outstanding, the Board of Directors has authorized and reserved (and, in the case of any adjustment to the number of Warrant Shares hereunder, will authorize and reserve) for issuance such number of shares of Common Stock to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.  The Company covenants that all shares of Common Stock that shall be so issuable shall be duly or validly issued, fully paid and non-assessable.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.

(b)   Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, whose purpose or effect is to avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant against impairment.  Without limiting the generality of the foregoing, the Company will

(i)   not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately before such increase in par value,

(ii)   take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of this Warrant, and

(iii)   use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(c)   Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any Government Authority.

Section 6.6   Damages

.  Without limiting any other provision of this Warrant or the Investment Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which failure results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

Section 6.7   Fees and Expenses

.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Warrant shall be paid by the Person incurring such fees or expenses.

Section 6.8   Amendment; Modification; Waivers

.  A provision of this Warrant may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Holder, or in the case of a waiver, by the Person against whom such waiver is intended to be effective, which writing shall specifically reference this Warrant, specify the provision(s) hereof that it is intended to amend or waive and further specify that it is intended to amend or waive such provision(s).  No failure or delay by any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.9   Notices

.  All notices and other communications hereunder shall be in writing and shall be deemed duly given if (a) served by personal delivery upon the Person for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, (c) delivered by overnight air courier or (d) sent by facsimile transmission or email, with prompt confirmation by telephone of such transmission or email, if to the Company, to the address set forth on the signature pages hereto opposite the signature block of the Company, and as to the Holders, on the records of the Company, to receive such notice or to such other address as may be designated in writing, in the same manner, by such Person.

Section 6.10   Third-Party Beneficiaries

.  Nothing in this Warrant, express or implied, is intended to confer upon any Person other than the Company and the Holder and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever.

Section 6.11   Governing Law; Submission to Jurisdiction

.  This Warrant and all disputes or controversies arising out of or relating to this Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of laws that would apply the laws of other jurisdictions.  Each of the Company and the Holder agrees that it shall bring any litigation with respect to any claim arising out of or related to this Agreement, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (together with the appellate courts thereof, the “ Chosen Courts ”), and solely in connection with claims arising under this Agreement or the Transactions, each of them (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or as not having jurisdiction over either the Company or the Holder, (d) agrees that to the extent permitted by the rules of the court in which any such action or proceeding is brought, service of process in such action or proceeding shall be effective if notice is given in accordance with  Section 6.9  of this Warrant, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law and (e) agrees not to seek a transfer of venue on the basis that another forum is more convenient.  Notwithstanding anything herein to the contrary, (a) nothing in this  Section 6.11  shall prohibit any Party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (b) each of the Company and the Holder waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment issued by a Chosen Court in any jurisdiction in the world.

Section 6.12   Waiver of Trial by Jury

.  EACH OF THE COMPANY AND THE HOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT OR IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH OF THE COMPANY AND THE HOLDER CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.13   Assignment; Successors

.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors of the Holder.  The provisions of this Warrant are intended to be for the benefit of all holders from time to time of this Warrant and shall be enforceable by any such holder or holder of Warrant Shares.

Section 6.14   Headings

.  All heading references contained in this Warrant are for convenience purposes only and shall not be deemed to limit or affect any of the provisions of this Warrant.

Section 6.15   Severability

.  The provisions of this Warrant shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision.  Whenever possible, each provision or portion of any provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Warrant and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction;  provided , that, if any one or more of the provisions contained in this Warrant shall be determined to be excessively broad as to activity, subject, duration or geographic scope, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable under applicable law.

Section 6.16   Specific Performance

.  The Company hereby acknowledges and agrees that its failure to perform its agreements and covenants hereunder will cause irreparable injury to the Holder for which damages, even if available, will not be an adequate remedy.  Accordingly, the Company hereby consents to the issuance of injunctive relief by the Chosen Courts to compel performance of the Company’s obligations and to the granting by the Chosen Courts of the remedy of specific performance of the Company’s obligations hereunder.

Section 6.17   Counterparts

.  This Warrant may be executed in counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Company and the Holder and delivered to the other.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

APPLIED MINERALS, INC.		Address for Notices:

By:
Name:
Title:

SAMLYN ONSHORE FUND, LP		Address for Notices: 500 Park Avenue, New York, New York 10022 Attn: Michael Barry, General Counsel

By:
Name:
Title:

Signature Page to Warrant

APPENDIX A

Definitions

Term	Section
Buy-In	Section 1.3(e)
Call Closing	Section 5.3
Call Notice	Section 5.3
Call Option	Section 5.1
Chosen Courts	Section 6.11
Common Stock	Preamble
Company	Preamble
Exercise Price	Section 1.2
Holder	Preamble
Initial Exercise Date	Preamble
Investment Agreement	Preamble
Market Price	Section 5.1
Notice of Exercise	Section 1.1(a)(i)
Offer Expiration Date	Section 3.7
Option Price	Section 5.2
Termination Date	Preamble
Warrant	Preamble
Warrant Register	Section 4.3
Warrant Right	Section 5.2
Warrant Shares	Preamble
Warrant Share Delivery Date	Section 1.3(b)

“ Board of Directors ” means the Board of Directors of the Company.

“ Business Day ” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“ Close of Business ” means 5:00 p.m. New York City time.

“ Convertible Securities ” means any rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Common Stock.

“ Effective Consideration ” means the amount paid or payable to acquire shares of Common Stock (or, in the case of Convertible Securities, the amount paid or payable to acquire the Convertible Security, if any, plus the exercise price for the underlying Common Stock).

“ Ex-Date ” means (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the VWAP was obtained without the right to receive such issuance or distribution, and (ii) when used with respect to any subdivision, split, combination or reclassification of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision, split, combination or reclassification becomes effective.

“ Five-Day VWAP ” means the VWAP for the immediately preceding five consecutive Trading Days.

“ Fundamental Transaction ” means, at any time while this Warrant is outstanding,

(a)
a merger, consolidation or other similar transaction or series of transactions to which the Company is a party and pursuant to which (i) the Company is not the surviving Person in such transaction or (ii) if the Company is the surviving Person, the holders of shares of Common Stock immediately prior to such transaction (including for this purpose any shares issuable upon exercise of this Warrant) represent less than 50% of the shares of Common Stock outstanding immediately following such transaction (including for this purpose the shares of Common Stock issuable upon exercise of this Warrant) and

(b)	any sale of all or substantially all of the Company’s assets in one transaction or a series of related transactions.

“ Governmental Authority ” means any federal, state or local governmental authority or agency or any instrumentality thereof.

“ Open of Business ” means 9:00 a.m. local New York City time.

“ Person ” shall be construed broadly and shall include an individual, a trust, a corporation, a partnership, an association, a joint venture, a limited liability company, a joint stock company, an unincorporated organization and a Government Authority.

“ Record Date ” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“ Trading Day ” means a day on which the Common Stock is traded on a Trading Market.

“ Trading Market ” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: OTCBB, OTCQX, OTCQB, OTC Pink, The NYSE Amex, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, or the New York Stock Exchange).

“ VWAP ” means, for any date, the price determined by the first of the following clauses that applies:

(a)
if the Common Stock is listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is listed or quoted for trading as reported by Bloomberg, L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time));

(b)
if the Common Stock is not quoted for trading on the OTCBB, OTCQX, or OTCQB, and if prices for the Common Stock are reported in the OTC Pink, the most recent bid price per share of the Common Stock so reported; or

(c)
in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

ANNEX I

NOTICE OF EXERCISE

TO: Applied Minerals, Inc.

(1)           The undersigned hereby elects to purchase _________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)           Payment shall be in lawful money of the United States.

(3)           Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following Depository Trust Company Deposit Withdrawal Agent Commission Account Number or by physical delivery of a certificate to:

ANNEX II

ASSIGNMENT & ASSUMPTION FORM
(To assign the foregoing warrant, execute
this form and supply the required information.
Do not use this form to exercise the warrant.)

Dated: [●]

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to _______________________________(the “ Assignee ”).  The Assignee, by executing this Assignment and Assumption, hereby agrees to comply with all of the provisions of the Warrant, with the same force and effect as if the Assignee were originally the Holder thereunder..

[HOLDER]	whose address is:

By: ___________________________________
Name:
Title:

[ASSIGNEE]	whose address is:

By: ___________________________________
Name:
Title:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 1.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered.  All such expenses are estimated except for the SEC registration fee.
Registration Fee – Securities and Exchange Commission	$2,959
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	-0-
Miscellaneous	2,000
TOTAL	$14,959

ITEM 2.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes provisions that (i) eliminate, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) require the Registrant to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.

As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Registrant may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the rights conferred in the Bylaws are not exclusive.

We currently maintain liability insurance for our directors and officers. In connection with this offering, we expect to obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

ITEM 3.                      RECENT SALES OF UNREGISTERED SECURITIES.

1.  Offerings to investors for cash to raise working capital.

No underwriter or placement agent was used and no underwriting, placement agent fee or commission was paid. All of the issuances described in this section were exempt from registration pursuant to  Section 4(2) of the Securities Act, as transactions  not involving a public offering. The sales were separate transactions and were not part of a continuous offering.  The first and the third transactions below were investments by funds managed by the largest beneficial holder of our common stock, who was and is also a director.  With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on our behalf; the number of purchasers was limited; the securities sold are subject to transfer restrictions; each purchaser was an accredited investor and sophisticated; each purchaser had access to the Company’s public filings and could ask questions of management; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

(a) 3/28/11.  Private placement of 2,815,000 shares of common stock to four investors, including three related investment funds in a family of investment funds managed by entities owned by a director of the Company, all of the funds being accredited investors (sales to the individual funds of 1,385,000, 459,000 and 656,000 shares, respectively) and one individual accredited investor of 312,000 shares.  Price per share was $.80 per share and the aggregate price was $2,250,000.

(b) 4/18/11.  Private placement of 150,000 shares of common stock to an investment fund accredited investor. Price per share was $.90 per share and the aggregate price was $135,000.

(c)  6/27/11.  Private placement of 1,250,000 shares of common stock to the same three related investment funds that purchased on 3/28/11, with sales to individual funds706,000, 205,000 and 339,000 shares, respectively.  Price per share was $1.60 and the aggregate price was $2,000,000.

(d)  12/22/11.  Private placement of 10,000,000 units consisting of shares and warrant to purchase on-half of a share to two related investment funds that were accredited investors, with sales to individual funds of 3,075,000 and 1,537,500 unit, respectively.   The price per unit was $1.00.

The warrants have a term of five years and are exercisable for a period of five years. The Company, has an option (the “Call Option”) to acquire all or a portion of the warrants; provided, that, the following conditions are met: (a) the VWAP for the 60 consecutive trading days immediately preceding the date on which the Holder receives the Call Notice (as defined below) is in excess of $2.00 and (b) the closing market price of the Common Stock (the “Market Price”) is in excess of $2.00 on the date immediately preceding the date on which the Call Notice is received; provided further, that, if the Company exercises a Call Option for a portion of this Warrant, the Company may not acquire less than 962,500 warrants.

(e)   8/2/13.  Private placement of  $10,500,000 of $10% PIK–Election Convertible Notes due 2023 (“2023 Notes”).  The purchasers were one investment fund of a family office ($4 million), an investment fund and two related family funds ($2.5 million) and an investment fund ($4 million).

The 2023 Notes bear interest at the rate of 10% per annum, payable (including by issuance of additional October 2010 Notes) semi-annually in arrears on February1 and August 1 with payments commencing on February 1, 2014. The 2023 Notes were convertible at the option of the noteholder at any time. The 2023 Notes were mandatorily convertible on the earliest date that is one year after the Issue Date when each of the following conditions have been satisfied:  (i) the average closing bid price or market price of Company common stock for the preceding 5 trading days is above the Strike Price (as defined below), and (iii) a registration statement is effective and available for resale of all of the converted shares or the noteholder may sell such shares under Rule 144 under the Securities Act.

The number of shares issued on conversion of the 2023 Notes was derived by dividing the principal and accrued interest on the 2023 Notes by $1.40 (the “Strike Price”). The Strike Price was subject to adjustment in the event of a dividend or distribution on Company’s common stock in shares of common stock, subdivision or combination of Company outstanding common stock, or reclassification of Company’s outstanding common stock.  The note holders may accelerate the entire amount due under the 2023 Notes upon the occurrence of certain events of default.

2.  Compensatory grants of shares or options

The grants were made in exchange for services and the services did not relate to raising capital.   No payments of cash were made to the Company in connection with the grants.  No underwriter or placement agent was used and no underwriting, placement agent fee or commission was paid. All of the issuances described in this section were exempt from registration pursuant to  Section 4(2) of the Securities Act, as transactions  not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on our behalf; the securities sold are subject to transfer restrictions; each purchaser was an accredited investor or sophisticated; each purchaser had access to the Company’s public filings and could ask questions of management; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.  Only one person of those listed below has sold stock.

(i)  Grants to Consultants

(a)  On the dates set forth below, shares of common stock were issued to Amit Dharia, Ph.D  pursuant to a consulting agreement for research and development and testing of halloysite clay (the Company’s product) in plastics.

Grant Date	Number of Shares	Stock Price on Grant Date
9/30/10	3,125	$0.84
10/29/10	2,941	0.85
12/28/10	4,430	0.79
01/03/11	3,472	0.72
01/31/11	3,165	0.79
01/31/11	4,992	0.79
02/28/11	3,125	0.80
03/31/11	3,086	0.81
04/29/11	3,333	1.50
06/30/11	1,786	1.40
07/01/11	1,404	1.78
08/01/11	1,190	2.10
09/01/11	1,471	1.70
10/01/11	1,923	1.30
11/01/11	1,761	1.42
12/01/11	1,522	1.15
01/03/12	1,969	1.27
02/01/12	1,724	1.45

(b)   On the dates set forth below, shares of common stock were issued to Yash Khanna, Ph.D  pursuant to a consulting agreement for research and development into plastics, functional fillers, and additives using the Company’s halloysite clay.

Grant Date	Number of Shares	Stock Price on Grant Date
09/24/10	4,167	$0.84
11/19/10	4,795	0.73
12/01/10	2,941	0.85
01/27/11	4,430	0.79
02/28/11	4,375	0.80
03/31/11	4,321	0.81
04/29/11	2,333	1.50
06/03/11	2,500	1.40
07/01/11	1,966	1.78
08/01/11	1,667	2.10
09/01/11	2,059	1.70
10/01/11	2,692	1.30
11/01/11	2,465	1.42
12/01/11	3,043	1.15
01/03/12	2,756	1.27
02/01/12	2,414	1.45
03/01/12	2,397	1.46
04/01/12	2,365	1.48
05/01/12	1,872	1.87
06/01/12	2,258	1.55
07/02/12	2,593	1.35
08/01/12	2,518	1.39
09/12/12	2,536	1.38
10/01/12	2,692	1.30
11/05/12	2,121	1.65
12/03/12	2,071	1.69
01/04/13	2,273	1.54
02/07/13	2,215	1.58
03/01/13	2,121	1.65
04/01/13	2,500	1.40
05/01/13	2,448	1.43
06/03/13	2,713	1.29
07/01/13	2,941	1.19
08/01/13	3,500	1.00

(c)  On the dates set forth below, shares of common stock were issued to Edward Volk, pursuant to an agreement relating to selling the Company’s products.

Grant Date	Number of Shares	Stock Price on Grant Date
09/01/11	6,176	$1.70
10/01/11	2,692	1.30
11/01/11	2,465	1.42
12/01/11	3,043	1.15
01/03/12	2,756	1.27
02/01/12	2,414	1.45
03/01/12	2,397	1.46
04/12/12	2,365	1.48
05/01/12	1,872	1.87
06/01/12	2,258	1.55
07/02/12	2,593	1.35
08/01/12	2,518	1.39
09/01/12	2,536	1.38
10/01/12	2,692	1.30
11/05/12	2,121	1.65
12/03/12	2,071	1.69
01/04/13	2,273	1.54
02/07/13	2,215	1.58
03/01/13	2,121	1.65
04/01/13	2,500	1.40
05/01/13	2,448	1.43
06/03/13	2,713	1.29
07/01/13	2,941	1.19
08/01/13	3,500	1.00
09/03/13	3,302	1.06
10/01/13	3,211	1.09
11/01/13	2,941	1.19
12/02/13	3,182	1.10
01/01/14	3,182	1.10

  (d)  On the dates set forth below, shares of common stock were issued to Eric Wisnefsky, pursuant to an agreement relating to selling the Company’s products..

Grant Date	Number of Shares	Stock Price on Grant Date
05/15/12	7,234	$1.87
06/11/12	6,774	1.55
08/30/12	7,609	1.38
12/03/12	6,213	1.69
03/07/13	6,364	1.65
06/03/13	8,140	1.29
09/03/13	9,907	1.06
12/02/13	9,545	1.10

(e) On the dates set forth below, five-year options to purchase shares of common stock were issued to Victor Lazarovici pursuant to a brokerage agreement relating to preparing a sales document and to selling activities concerning the Company’s unused Atlas Mine property in Idaho.

Grant Date	Shares subject to Options	Exercise Price
10/01/10	139,340	$0.75
01/03/11	124,481	0.80

(f)  On the date set forth below, a five-year options to purchase shares of common stock  were issued to Crossways Consulting, the consulting vehicle for Tavia Barak, for consulting services relating to sales leads.

Grant Date	Shares subject to Options	Exercise Price
5/29/13	50,000	$1.35

(ii)  Grants to investment bankers

(a) On the date set forth below, the Company granted to Dahlman Rose & Co. a five-year option to purchase shares of common stock in connection with an agreement to provide financial advisory services.

Grant Date	Shares subject to Options	Exercise Price
4/28/11	461,340	$1.15

(b) On the date set forth below, the Company granted to Tejas Securities, Inc. shares of common stock as payment for termination of an financial advisory agreement.

Grant Date	Number of Shares	Stock Price on Grant Date
05/05/11	37,500	$0.80

(iii) Grants to Directors in their capacity as such

On the dates set forth below, the Company granted to Evan Stone, a director of the Company and an accredited investor, the following shares as payment for director’s fees, except for the grant on 2/08/11, which was a five year option to purchase common stock at an exercise price equal to the stock price on the date of grant and which was granted for extra work as a director.

Grant Date	Number of Shares	Stock Price on Grant Date
10/01/10	12,500	$0.80
01/03/11	6,944	0.72
02/08/11	200,481	0.83
04/01/11	5,556	0.90
07/01/11	2,809	1.78
10/01/11	3,846	1.30
01/03/12	3,937	1.27
04/01/12	3,378	1.48
07/03/12	3,704	1.35
10/01/12	3,846	1.30
01/04/13	4,464	1.54
04/01/13	4,911	1.40
07/01/13	5,777	1.19
10/01/13	9,518	1.09

(b)  On the dates set forth below, the Company granted to John Levy, director of the Company and an accredited investor, the following options to purchase shares of common stock as payment for director’s fees (including service as chairman  The first two options were five year options and the third is a ten year option.  The exercise price was the market price on the date of grant.

Grant Date	Number of Shares	Exercise price

02/08/11	100,000	$0.83
01/01/12	100,000	1.24
11/22/12	100,000	1.66

(iv)  Grants to Employees

(a) On the dates set forth below, the Company granted compensatory ten-year options to purchase shares of common stock to Chris DeArmitt, Ph.D, the Chief Technology Officer of the Company at the time, for the share amounts and the exercise prices set forth below

Grant Date	Number of Shares	Exercise Price
02/01/11	213,402	$0.78
08/30/11	54,367	1.90
02/01/12	125,000	1.45
02/01/13	11,467	1.58

(b) On the date set forth below, the Company granted a compensatory ten-year option to purchase shares of common stock to Material Advisors, LLC, which had a management agreement with the Company and all of whose equity owners are accredited investors, for the share amount and the exercise price set forth below

Grant Date	Number of Shares	Exercise price
02/08/11	2,904,653	$0.83

(c) On the dates set forth below, the Company granted  compensatory ten-year options to purchase shares of common stock to Nat Krishnamurti, the Chief Financial Officer of the Company and an accredited investor, for the share amount and the exercise price set forth below

Grant Date	Number of Shares	Exercise price
05/17/12	300,000	$1.55
05/29/13	65,000	1.35

(d)  On the date set forth below, the Company granted a compensatory ten-year option to purchase shares of common stock to Chris Carney, a vice-president of the Company and an accredited investor,  for the share amount and the exercise price set forth below

Grant Date	Number of Shares	Exercise price
11/20/12	580,931	$1.66

(e)  On the date set forth below, the Company granted a compensatory ten-year option to purchase shares of common stock to Eric Basroon, a vice-president of the Company and an accredited investor, for the share amount and the exercise price set forth below

Grant Date	Number of Shares	Exercise price
11/20/12	580,931	$1.66

(f)  On the date set forth below, the Company granted a compensatory ten-year option to purchase shares of common stock to Eric Basroon, a vice-president of the Company and an accredited investor, for the share amount and the exercise price set forth below

Grant Date	Number of Shares	Exercise price
11/20/12	1,742,792	$1.66

(g)  On the dates set forth below, the Company granted  compensatory ten-year options to purchase shares of common stock to William Gleeson, the  General Counsel of the Company and an accredited investor, for the share amount and the exercise price set forth below

Grant Date	Number of Shares	Exercise price
09/15/11	900,000	$1.90
11/22/12	72,405	1.66

(h) On the date set forth below, the Company granted a compensatory ten-year option to purchase shares of common stock to Yash Khanna, Chief Technology Officer of the Company, in  the share amount and the exercise price set forth below

Grant Date	Number of Shares	Exercise price
6/24/13	300,000	$1.15

(i) On the date set forth below, the Company granted a compensatory ten-year option to purchase shares of common stock to Rogerio Galante, Head of Iron Oxide Operations of the Company and previously a consultant, for the share amount and the exercise price set forth below

Grant Date	Number of Shares	Exercise price
8/20/13	300,000	$1.10

(v)  Issuance to compensate for opting out of class action settlement

On the date set forth below, the Company granted shares of common stock to persons named below.  The first three are officers of the Company and accredited investors.  The fourth is the manager of investment funds holding the Company’s stock, is owned by a director who is the largest beneficial holder of the Company’s common stock  and is an accredited investor.  The Company had been a defendant in a securities law class action lawsuit and each of the grantees was a member of the plaintiff class.  The Company determined that the cost of the settlement could be significantly reduced if the named persons opted out of the class and received in stock from the Company what was believed to be equal to the amount they would have received in cash as part of the settlement of the lawsuit.

Date of Grant	Grantee	Number of Shares	Stock price on date of grant
11/22/10	Andre Zeitoun	46,975	$0.84
11/22/10	Chris Carney	22,707	0.84
11/22/10	Eric Basroon	8,745	0.84
11/22/10	IBS Capital	349,287	0.84

ITEM 4.
INDEX TO EXHIBITS
Exhibit
Number	Description of Exhibit
3.1	Articles of Incorporation, as amended	(1)
3.2	Bylaws, as amended	(2)
5	Opinion of William Gleeson	(14)
10.1	Form of investment agreement used in connection with capital raise in September, 2012	(3)
10.2	Form of Investment Agreement used in connection with January, 2013 capital raise	(4)
10.3	Amended Agreement with Material Advisors LLC for 2012	(5)
10.4	2012 Long Term Incentive Plan and Short Term Incentive Plan	(6)
10.5	Terms of private placements of securities	(7)
10.6	2013 employment agreement for Andre Zeitoun	(8)
10.7	2013 employment agreement for William Gleeson	(9)
10.8	Form of investment agreement used in connection with August, 2013 capital raise	(10)
10.9	Form of PIK Note issued in connection with August, 2013 capital raise	(11)
10.10	Form of registration rights agreement used in connection with August, 2013 capital raise.	(12)
23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm dated March 31, 2014	*
23.2	Consent of PMB Helin Donovan LLP, Independent Registered Public Accounting Firm dated March 31, 2014	*
23.3	Consent of William Gleeson	(14)

* filed herewith

1.	Incorporated by reference to exhibit 3(i)(a)1included in the Registrant's Current Report on Form 8-K, filed on November 26, 2012.

2.	Incorporated by reference to exhibit 3(i)(b) included in the Registrant's Current Report on Form 8-K filed November 26, 2012.

3.	Incorporated by reference to exhibit 99.1 included in the Registrant's Current Report on Form 8-K filed October 1, 2012

4.	Incorporated by reference to exhibit 99.1 included in the Registrant's Current Report on Form 8-K filed January 23, 2012.

5.	Incorporated by reference to exhibits10.15 .2 included in the Registrant's Annual Report on Form 10-K/A filed August 9, 2012

6.	Incorporated by reference to Exhibits 99.1 and 99.2 1included in the Registrant's Current Report on Form 8-K filed on November 26, 2012

7.
Incorporated by reference to Items 3.02, 8.01, 8.01,2.03, 2.03, 2.03 and 2.03 included in the Registrant's Current Reports on Form 8-K filed on January 16, 2009, May 29, 2008, September 29, 2008, January 7, 2009, April 10, 2009, May 4, 2009, October 26, 2009, May 20, 2010, October 28, 2010, March 31, 2011, April 18, 2011, June 27, 2011, and December 27, 2011.

8.	Incorporated by reference to Item 99.1 in the Current Report of Form 8-K filed on March 15, 2013.

9.	Incorporated by reference to Item 99.2 in the Current Report of Form 8-K filed on March 15, 2013.

10.	Incorporated by reference to Item 99.1 in the Current Report of Form 8-K filed on August 5, 2013.

11.	Incorporated by reference to Item 99.2 in the Current Report of Form 8-K filed on August 5, 2013.

12.	Incorporated by reference to Item 99.3 in the Current Report of Form 8-K filed on August 5, 2013.

13.	Filed as exhibits 23.1 and 23.2 to the registration statement filed on October 2, 2013

14.	Filed as Exhibit 5 with Amendment no 1 on December 19, 2013

ITEM 5.                  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii .
include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person to the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2,
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on March 31 , 2014   .

APPLIED MINERALS, INC .

March 31 , 2014	By:	/s/ ANDRE ZEITOUN
Andre Zeitoun
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Director and Chief Executive Officer	March 31 , 2014
/s/ Andre Zeitoun

	Chief Financial Officer	March 31 , 2014
/s/ Nat Krishnamurti	(Principal Financial and Accounting Officer)

	Director, Chairman of the Board of	March 31 , 2014
/s/ John F. Levy*	Directors

	Director	March 31 , 2014
/s/ David Taft*

	Director	March 31 , 2014
/s/ Mario Concha*

	Director	March 31, 2014
/s/ Robert Betz

	Director	March 31, 2014
/s/ Ali Zamani

* by Andre Zeitoun , Attorney-in-Fact.